UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
DTE Energy Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226

2015 Notice of Annual Meeting of Shareholders and Proxy Statement

Meeting Date:	Thursday, May 7, 2015

Time:	8:00 a.m. Eastern Daylight Time

Location:	The Ritz-Carlton, Washington, D.C. 1150 22nd Street, N.W. Washington, D.C. 20037
We invite you to attend the annual meeting of DTE Energy Company.
Agenda:
1.    Elect twelve directors;
2.    Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2015;
3.     Provide an advisory vote to approve executive compensation;
4.    Vote on a management proposal to approve a new executive performance plan;
5.    Vote on a shareholder proposal relating to political contributions disclosure;
6.     Vote on a shareholder proposal relating to proxy access;
7.    Vote on a shareholder proposal relating to distributed generation;
8.    Vote on a shareholder proposal relating to an independent board chairman; and
9.    Consider any other business that may properly come before the meeting.
Only shareholders of record at the close of business on March 9, 2015, the record date for this meeting, or their representatives authorized by proxy may attend or vote at the meeting.
This 2015 Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about March 23, 2015.
Every vote is important. You may vote your shares (1) by telephone, (2) via the Internet, (3) if you received a paper copy, by completing and mailing the enclosed proxy card in the return envelope or (4) in person at the annual meeting. Specific instructions for voting by telephone or via the Internet are attached to the proxy card. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy. If you wish to attend the annual meeting in person, you must register in advance. Please vote your proxy, then follow the instructions on page 9 to pre-register.

By Order of the Board of Directors

Lisa A. Muschong Corporate Secretary	Gerard M. Anderson Chairman and Chief Executive Officer
March 12, 2015
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 7, 2015:
The Proxy Statement and Annual Report are available to security holders free of charge at
www.proxydocs.com/dte

i

ii

PROXY STATEMENT SUMMARY
New for 2015:

The Board of Directors (the "Board") of DTE Energy Company ("DTE Energy," the "Company," "we," "us" or "our") regularly monitors best practices in corporate governance and executive compensation and made the following changes since the 2014 Annual Meeting:

•	In December 2014, the Board amended the Board's Mission Statement and Governance Guidelines to expand the powers of the Presiding Director to include final approval of the agenda for Board meetings.

•	In February 2015, the Board amended the Company's Bylaws to lower the ownership threshold for shareholders to call a special meeting from 75% of the outstanding shares to 25%.

•
The Organization and Compensation Committee added specific responsibility for reviewing the Company’s policies and programs promoting diversity and inclusion among the Company’s employees and officers to its charter.

•
The Public Policy and Responsibility Committee of the Board added specific responsibility for (a) reviewing the Company's policies and programs promoting diversity and inclusion among the Company's suppliers, (b) reviewing the Company’s regulatory strategies and activities (including rate case strategies, rate competitiveness, and environmental regulations), as well as its state and federal legislative and political activities and strategies and (c) ensuring the Company’s reputation for sound public policies and responsible corporate citizenship is maintained.

Governance Highlights:

The Board is committed to creating long-term value for its shareholders while operating in an ethical, legal, environmentally sensitive and socially responsible manner. The Board follows sound governance practices, some of which are highlighted below. For more detail, see the "Corporate Governance" section of this Proxy Statement.

•	Eleven of twelve director nominees, 92%, are independent; our Chairman & CEO is the only management director.

•	All of the Board committees are composed exclusively of independent directors.

•	We have an independent Presiding Director, elected by the independent members of the Board. The Presiding Director maintains final approval authority over Board agendas.

•	Independent directors met in executive sessions chaired by the Presiding Director at five of the six 2014 Board meetings.

•	All of our directors are elected annually.

•	We have a majority vote requirement for uncontested director elections.

•	The Board and its committees hold annual self-assessments.

•	Our executive officers and directors are all subject to robust stock ownership requirements.

•	We have instituted anti-hedging policies applicable to all Company directors, officers and employees.

•
Our Board's Mission and Governance Guidelines recommend that the Board consider diversity of characteristics including experience, gender, race, ethnicity and age when evaluating nominees for the Board.

Performance Highlights:

The Company continued to deliver on its objectives to provide strong earnings per share and dividend growth in 2014, while maintaining a strong balance sheet, improving customer service and employee engagement. Some highlights of the Company's 2014 performance include:

•	Achieved 6.7% compound operating earnings per share growth from 2009 through 2014. (Operating earnings exclude certain non-recurring items and discontinued operations.)

•	Increased our dividend payment to an annualized rate of $2.76 per share in 2014, representing a 5.4% compound annual growth rate in the dividend rate for the period of 2009-2014.

•	Provided our shareholders with a total shareholder return of 243.73% (indexed with 2009 as the base year = 100%)

•	Delivered Cash From Operations of $1.8 billion in 2014.

•	Exceeded our customer satisfaction index targets for 2014 and won major recognitions in gas company customer satisfaction in customer surveys conducted by independent third parties.

•	Continued growth in Employee Engagement: DTE Energy moved up from 85th to 91th percentile in Gallup's Overall Company Ranking in 2014.

Executive Compensation Highlights:

Our executive compensation programs are designed to be competitive with our peers, have a meaningful performance component linked to the achievement of short- and long-term goals that align with our shareholders’ long term interests and encourage executives to have an ownership interest in the Company.

Our Chairman and Chief Executive Officer's ("CEO") total compensation shows strong pay-for-performance alignment with growth in long-term shareholder value creation. Our CEO's compensation growth trend is consistent with the growth in value of a $100 investment in DTE Energy Company stock made at the beginning of 2009.

CEO Pay for Performance Alignment

CEO Total Compensation $000s
Total Shareholder Return (Indexed, Base Period 2009=100)

	2012	2013	2014
CEO Total Compensation $000s	9,684	9,148	12,604
Total Shareholder Return (Indexed, Base Period 2009=100)	157.59	181.06	243.73

Other highlights from our compensation program include:

•
Our CEO received 51% of his 2014 total compensation in contingent, performance-based incentives. For our other named executive officers, the average percentage of contingent, performance-based compensation was 48%.

•
Our short- and long-term performance metrics all tie directly to the six key priority areas of strategic financial and operational objectives necessary for the Company to achieve its goal of becoming the best-operated energy company in North America and a force for growth and prosperity in the communities where we live and serve. These are the same metrics that management uses to assess the Company's progress towards those goals.

•
Our long-term plan awards include a mix of restricted shares and performance shares designed in part to encourage executive stock ownership. The Board's Organization and Compensation Committee has not issued stock options under this plan since 2010.

•	Our equity compensation plan forbids cash buyouts of "underwater" stock options. The Company has never bought or repriced "underwater" stock options.

•
Our equity compensation plan requires a minimum twelve month vesting period for equity awards. The Company's typical practice is to require a three year vesting period for equity awards and the Company has never issued equity awards with less than a one year vesting period.

•
Our Board has adopted a "clawback" policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, the Company may seek to recover excess performance-based compensation awarded to current or former officers during the three year period preceding the restatement.

•	Our executive Change-In-Control Severance Agreements do not include excise tax gross-ups.

Items for Shareholder Vote at this Meeting:
At the 2015 Annual Meeting shareholders will vote on the following proposals:
Proposal 1: Elect twelve members of the Board of Directors for one year terms ending in 2016.
Proposal 2: Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors;
Proposal 3: Provide a nonbinding vote to approve the Company's executive compensation;
Proposal 4: Vote on a management proposal to approve a new executive performance plan;
Proposal 5: Vote on a shareholder proposal relating to political contributions disclosure;
Proposal 6: Vote on a shareholder proposal relating to proxy access;
Proposal 7: Vote on a shareholder proposal relating to distributed generation; and
Proposal 8: Vote on a shareholder proposal relating to an independent board chairman.
Finally, shareholders may vote on any other matters that properly come before the meeting.
Director Nominees for Election at this Meeting:
The Board of Directors recommends the following nominees for election at this meeting for one year terms ending in 2016:
Director Nominees, 2014 Committee Memberships and Meetings

Name	Age	Director Since	Occupation	Independent	Other Public Boards	Aud	Corp Gov	O&C	Nuc Rev	Fin	PP RC
Gerard M. Anderson	56	2009	Chairman and CEO, DTE Energy Company		1
David A. Brandon	62	2010	Former Athletic Director, University of Michigan	X	2			X*		X
W. Frank Fountain, Jr.	70	2007	President, Escambia Enterprises, LLC.	X	0	X					X*
Charles G. McClure, Jr.	61	2012	Managing Partner, Michigan Capital Partners	X	1	X			X
Gail J. McGovern	63	2003	President and CEO, American Red Cross	X	0			X		X
Mark A. Murray	60	2009	Co-Chief Executive Officer, Meijer, Inc.	X	1				X		X
James B. Nicholson, Presiding Director	71	2012	President and Chief Executive Officer, PVS Chemicals, Inc.	X	1		X	X			X
Charles W. Pryor, Jr.	70	1999	Retired Chairman, Westinghouse Electric Company and Urenco USA, Inc.	X	0				X*	X
Josue Robles, Jr.	69	2003	Retired President and CEO, USAA	X	0	X*	X
Ruth G. Shaw	67	2008	Retired Group Executive, Public Policy and President, Duke Nuclear, Duke Energy	X	1		X*	X	X
David A. Thomas	58	2013	Dean and William R. Berkeley Professor of Business Administration at Georgetown University McDonough School of Business	X	0					X	X
James H. Vandenberghe	65	2006	Retired Vice Chairman and former Director, Lear Corporation	X	0	X	X			X*
2014 Meetings for Each Committee:						5	4	5	5	6	4
Aud = Audit     Corp Gov = Corporate Governance     O&C=Organization and Compensation
Nuc Rev= Nuclear Review     Fin= Finance     PP RC= Public Policy & Responsibility     * = Committee Chairperson

All of the nominees are incumbent directors. In addition to the nominees listed above, Lillian Bauder, an independent director, served on the Board during 2014 and will retire from the Board at the 2015 Annual Shareholder Meeting. On March 12, 2015, the Board voted to reduce the size of the Board to twelve members effective May 7, 2015, to coincide with Dr. Bauder's retirement from the Board. Dr. Bauder served on the Organization and Compensation, Corporate Governance and Nuclear Review Committees during 2014. All thirteen of our current directors attended at least 93% of the Board meetings and meetings of committees on which they served during 2014. Eight of the directors had a 100% attendance record.

2015 PROXY STATEMENT OF DTE ENERGY COMPANY
INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
QUESTIONS AND ANSWERS

Q:	Why did I receive proxy materials?

A:
You received these materials because you own DTE Energy common stock. As a shareholder you have the right to vote your shares on matters presented at the annual shareholder meeting to be held on May 7, 2015, or at any adjournments or postponements of this meeting.

Q:	What is a proxy?

A:
The Board is asking you to give us your "proxy" to vote your shares at the annual shareholder meeting to be held on May 7, 2015, or at any adjournments or postponements of this meeting. Giving us your proxy means that you authorize us to vote your shares of our common stock at the annual meeting in the manner you direct. You will grant this permission by either mail, Internet, telephone or in person.

Through the mail, you may grant us permission to vote your shares on your behalf using a "proxy card" or a "voting instruction form" depending on how the ownership of your shares is reflected in our records.

If you are Registered Shareholder, a "proxy card" is the document used to designate your proxy to vote your shares. If you are a Beneficial Shareholder, a "voting instruction form" is the document used to designate your proxy to vote your shares. See "What is the difference between a "Registered Shareholder" and a "Beneficial Shareholder"? below for further information.

In addition, all shareholders may vote their shares through the Internet, by telephone or in person at the annual meeting.

In this proxy statement, the term "proxy card" refers to the proxy card itself or the voting instruction form used by beneficial holders, unless otherwise indicated.

Q:	What is the difference between a "Registered Shareholder" and a "Beneficial Shareholder"?

A:
A "Registered Shareholder", also referred to as a "shareholder of record", is a shareholder with shares registered in their name with Wells Fargo Bank, National Association, Shareowner Services Division, our transfer agent ("Wells Fargo"). Individuals who hold physical certificates and/or are participants in the DTE Energy Dividend Reinvestment and Stock Purchase Plan ("DRIP"), make up the largest portion of Registered Shareholders.

A "Beneficial Shareholder", also referred to as a "street name holder", is a shareholder with shares held in a stock brokerage account by a bank or other nominee. Beneficial Shareholders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using a method described under "How do I vote?" below.

Please note that within this section if no "Registered" or "Beneficial" designation is given to the term "Shareholder" we are referring to all DTE Energy Shareholders as of the Record Date.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

1.
Elect twelve directors. The nominees are Gerard M. Anderson, David A. Brandon, W. Frank Fountain, Jr., Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, James B. Nicholson, Charles W. Pryor, Jr., Josue Robles, Jr., Ruth G. Shaw, David A. Thomas and James H. Vandenberghe for terms expiring in 2016. (See "Proposal No. 1 - Election of Directors" on page 26);

2.
Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2015. (See "Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm" on page 31);

3.     Provide an advisory vote to approve the Company's executive compensation. (See "Proposal No. 3 - Advisory Proposal - Nonbinding Vote to Approve Executive Compensation" on page 34);
4.    Vote on a management proposal to approve a new executive performance plan. (See "Proposal No. 4 - Approve Executive Performance Plan" on page 35);
5.    Vote on a shareholder proposal relating to political contributions disclosure, if properly presented at the 2015 annual meeting. (See "Proposal No. 5 - Shareholder Proposal - Political Contributions Disclosure" on page 37);
6.    Vote on a shareholder proposal relating to proxy access, if properly presented at the 2015 Annual Meeting. (See "Proposal No. 6 - Shareholder Proposal - Proxy Access" on page 40);
7.    Vote on a shareholder proposal relating to distributed generation, if properly presented at the 2015 Annual Meeting. (See "Proposal No. 7 - Shareholder Proposal - Distributed Generation" on page 42);
8.     Vote on a shareholder proposal relating to an independent board chairman, if properly presented at the 2015 Annual Meeting. (See "Proposal No. 8 - Shareholder Proposal - Independent Board Chairman" on page 44); and
9.    Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting. (See "Consideration of Any Other Business That May Come Before the Meeting" on page 45).

Q:	Who is entitled to vote?

A:
Only DTE Energy common stock shareholders of record at the close of business on March 9, 2015 (the "Record Date") are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each matter coming before the meeting.

Q:	How do I vote?

A.
Registered Shareholders - You will receive voting instructions directly from Wells Fargo. You may vote your shares held as of Record Date through the Internet, by telephone, by mail or by casting a ballot in person at the annual meeting.

•	To vote through the Internet or by telephone, follow the instructions attached to your proxy card.

•	To vote by mail, sign and date each proxy card (if you receive a paper copy) and return it in the enclosed prepaid envelope.

•
To vote in person at the annual meeting, please see the instructions under "How do I attend the annual meeting?" on page 9 below. You may use your own proxy card to vote or use a blank one provided at the meeting.

Note that if you vote more than once, your last vote counts and supersedes all others, see "Can I change or revoke my vote?" below for further information.

If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. (See "Consideration of Any Other Business That May Come Before the Meeting" on page 45).

Beneficial Shareholders - You must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should have provided a "Voting Instruction Form" for you to direct them how to vote your shares. Unlike the Registered Shareholders, you will not be able to vote your shares in person at the annual meeting unless you obtain a legal proxy from your brokerage firm, bank or other nominee. See "How do I attend the annual meeting?" on page 9 below for information regarding legal proxies.

If your DTE Energy shares are owned through the DTE Energy Company Savings and Stock Ownership Plan, the DTE Electric Company Savings and Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, the DTE Electric Company Savings and Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers of the DTE Gas Company Investment and Stock Ownership Plan ("401(k) plans"), see "What shares are included on my proxy card?" below.

Q:	What shares are included on my proxy card?

A:
Registered Shareholders - The proxy card you received covers all of the shares eligible to be voted in your account as of the Record Date regardless of type, including any shares held in certificated form or shares held in the DRIP.

401(k) plan Participants - The proxy card serves as a voting instruction to the Trustee for DTE Energy common stock owned by employees and retirees of DTE Energy and its affiliates in their respective 401(k) plans. Please note that if you are also a Registered Shareholder, shares held in the 401(k) plan will be listed separately and will be voted together with your registered shares on one proxy card.

Beneficial Shareholders - Separate voting instructions will be provided by each of your brokerage firms, banks or other nominees for shares held in street name.

Q:	Can I change or revoke my vote?

A.
Yes. If you are a Registered Shareholder and/or own DTE Energy shares within the 401(k) plan, any subsequent vote or revocation received by the voting deadline will supersede your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. Deadlines for voting are indicated on the proxy card.

If you wish to change your vote using a new proxy card, please call 1-866-388-8558 to request a new proxy card.

Registered Shareholders may also change their vote on their registered shares by voting in person at the annual meeting.

If you wish to revoke any prior vote you must submit a letter addressed to our tabulator, Well Fargo, DTE Energy, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397. It must be received prior to the meeting to be processed.

Beneficial Shareholders should contact their brokerage firm, bank or other nominee regarding the timing and method to change or revoke their vote.

Q:	Is my vote confidential?

A:
Yes, your vote is confidential. Your vote is received and counted by the tabulator and inspector of election, Wells Fargo Shareowner Services. Your vote will not be disclosed except as required by law or in other limited circumstances.

Q:	Will I receive an Annual Report?

A.
DTE Energy no longer provides a separate "Annual Report." The Company’s Form 10-K, filed with the Securities and Exchange Commission ("SEC"), is provided to Shareholders with the proxy materials and serves as our "Annual Report" to our Shareholders.

Q:	What does it mean if I get more than one set of proxy materials?

A.
We try to reduce costs relating to mailing duplicate sets of proxy materials by a method called householding, see "What is "householding" and how am I affected?" below. Despite these efforts, you may receive multiple copies of proxy materials if your shares are registered differently (i.e. trust, joint, name spelling variation, etc.) and/or if they are in more than one account (i.e. broker, bank, transfer agent, etc.). Please vote all of the proxies that you receive and consider consolidating your accounts.

If you are a Registered Shareholder receiving multiple sets of material and wish to consolidate accounts please contact Wells Fargo at 1-866-388-8558.

If you are a Beneficial Shareholder receiving multiple sets of material and wish to consolidate accounts, please contact your brokerage firm, bank or other nominee.

Q:	What is "householding" and how am I affected?

A.
For those Shareholders receiving paper copies of the annual report (Form 10-K) and proxy statement, the SEC permits delivery of a single copy of these statements to Shareholders who have the same address and last name. This procedure, called "householding," reduces the volume of duplicate information mailed and reduces printing and postage costs.

Despite "householding" of printed material, each Shareholder living at the same address will continue to receive a separate proxy card.

Registered Shareholders and DTE Energy 401(k) plan Participants: If you prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please call 1-877-602-7615 or submit a written request to: Wells Fargo Shareowner Services, Attn: Householding/DTE Energy, P.O. Box 64854, St. Paul, MN 55164-0854. Separate sets of documents will be promptly delivered to you.

Beneficial Shareholders can request information about "householding" by contacting their brokerage firm, bank or other nominee of record.

Q:	Can I elect to receive or view DTE Energy’s annual report (Form 10-K) and proxy statement electronically?

A:
Yes. If you are a Registered Shareholder and you received printed proxy materials, you may elect to receive future proxy materials electronically. To do so you must provide your consent and enroll in this service at www.investorelections.com/dte, where step-by-step instructions will prompt you through the enrollment process.

By consenting to electronic delivery, you are stating that you currently have, and expect to have, access to the internet. If you do not currently have, or do not expect to have, access to the internet, please do not elect to have documents delivered electronically.

If you have previously enrolled, you will receive an email notification directing you to the web site where you can view, search and print the annual report and proxy materials and vote your shares.

If this is your first time registering for electronic delivery, your enrollment will be effective for the 2016 annual meeting.

Beneficial Shareholders should contact their brokerage firm, bank or other nominee and inquire about their electronic delivery options.

All DTE Energy Shareholders can view, search and print the current year’s proxy statement and annual report on Form 10-K at www.proxydocs.com/dte.

Q:	What constitutes a quorum?

A:
There were 179,280,138 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each matter coming before the annual meeting. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:
Abstentions - If you specify on your proxy card that you wish to "abstain" from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum, but not toward determining the outcome of the proposal to which the abstention applies, except for proposal number 4. Under New York Stock Exchange ("NYSE") rules, abstentions are counted as votes against approval of executive compensation plans, so with respect to proposal number 4, abstentions are counted as votes against the proposal.

Broker Non-Votes - Under NYSE rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain "routine" matters, including the ratification of the appointment of the independent registered public accounting firm. Voting to elect directors in an uncontested election, to approve executive compensation, to approve the new executive performance plan, and to consider shareholder proposals relating to political contributions disclosure, proxy access, distributed generation and independent board chairman are all non-routine matters. Consequently, your broker must receive voting instructions from you in order to vote with respect to proposals 1, 3, 4, 5, 6, 7 and 8 at our 2015 annual meeting. On routine matters, including proposal 2, shares voted by brokers without instructions are counted toward the outcome.

Q:	How does the voting work?

A:	For each item, voting works as follows:

Proposal No. 1 - Election of Directors - The election of each director requires approval by a majority of the votes cast, i.e., each of the twelve nominees for director must receive more than fifty percent of the votes cast at the meeting to be elected. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withhold votes are counted as votes cast and treated as votes against the relevant director. Failure to vote and broker non-votes will not be considered as votes cast for the election of directors and will not be counted either for or against each director. If you vote by telephone or the Internet, follow the instructions attached to the proxy card. Your broker is not entitled to vote your shares on this matter unless instructions are received from you. You cannot vote for more than twelve directors.

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm - Ratification of the appointment of an independent registered public accounting firm requires approval by a majority of the votes cast. Abstentions are not considered votes cast and will not be counted either for or against this matter. Your broker is entitled to vote your shares on this matter if no instructions are received from you.

Proposal No. 3 - Advisory Proposal - Nonbinding Vote to Approve Executive Compensation, Proposal No. 5 - Shareholder Proposal - Political Contributions Disclosure, Proposal No. 6 - Shareholder Proposal - Proxy Access, Proposal No. 7 - Shareholder Proposal - Distributed Generation and Proposal No. 8 - Shareholder Proposal - Independent Board Chairman - Approval of each of these Proposals requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

Proposal No. 4 - Management Proposal - Approve Executive Performance Plan - Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions are considered votes cast and will be counted as votes against this proposal.

Q:	How do I attend the annual meeting?

A:
All Shareholders as of the Record Date, or their duly appointed proxies, may attend the annual meeting. You must pre-register in order to attend. Please contact DTE Energy Shareholder Services by e-mail at shareowner@dteenergy.com or by telephone at (313)235-4200 and provide your name, address, telephone number with area code, and note that you plan to attend the annual meeting. DTE Energy will independently verify the status of Registered Shareholders as of the Record Date. Beneficial Shareholders must provide evidence of share ownership to DTE Energy Shareholder Services.

Beneficial Shareholders- Beneficial Shareholders must contact their brokerage firm, bank or other nominee and obtain a legal proxy in order to attend the meeting and vote their shares in person. Generally, there will be a box that you can check on the voting instruction card or web site to indicate that you wish to attend and vote your shares at the annual meeting. You must provide a copy of the legal proxy to DTE Energy Shareholder Services as definitive proof of ownership in order to attend the meeting and to vote your shares in person.

If a Beneficial Shareholder does not obtain a legal proxy but still wants to attend the annual meeting (and not vote their shares in person), you may provide other evidentiary material, such as broker statements, trade advices or a letter from your broker proving ownership as of the Record Date. DTE Energy reserves the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.

Representatives attending on behalf of a Shareholder - To appoint a representative to attend the annual meeting on your behalf, you must contact DTE Energy Shareholder Services, provide all of the pre-registration information required above and identify the name of the representative who will attend on your behalf. You must provide your representative and DTE Energy a signed letter authorizing the representative’s attendance on your behalf along with a copy of your (the Shareholder’s) government-issued photo identification showing your name, address and signature.

DTE Energy will respond to all pre-registration requests and will maintain a list of verified Shareholders and their representatives at the annual meeting. To gain admission at the meeting, you must present government-issued photo identification that matches the name on the pre-registration list.

Annual meeting pre-registration requests must be received by the end of business on Thursday, April 30, 2015.

Seating is limited and admission is on a first-come basis.

Location of the annual meeting:

The meeting will be held at The Ritz-Carlton, Washington, D.C., 1150 22nd Street, N.W. Washington, D.C. 20037.

Q:	How will the annual meeting be conducted?

A:
The Chairman of the Board ("Chairman"), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no other shareholder complied with the procedures disclosed in last year’s proxy statement for proposing other matters to be brought at the meeting.

Q:	How does a shareholder recommend a person for election to the Board for the 2016 annual meeting?

A:
Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the "Shareholder Proposals and Nominations of Directors" section of this Proxy Statement on page 74 for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for directors nominated by shareholders will be given the same consideration as candidates nominated by other sources.

CORPORATE GOVERNANCE

Governance Guidelines

At DTE Energy, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Board of Directors Mission and Guidelines ("Governance Guidelines"). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the performance evaluation and succession planning for DTE Energy's Chief Executive Officer ("CEO" or "Chief Executive Officer"), Board committees, Board compensation, and communicating with the Board, among other things. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE Energy.

Election of Directors and Vacancies

The Company has a declassified board of directors. Directors are elected annually for terms which expire upon election of their successor at the next year’s annual shareholder meeting.

If a vacancy on the Board occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office. The new director’s term will expire at the next annual shareholder meeting unless the director stands for election by the shareholders at that meeting.

Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board, along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and candidates who satisfy other requirements set by the Board. We believe our Board should be comprised of directors who have had high-level executive experience, have been directors on other boards and have been tested through economic downturns and crises. Industry experience, regional relationships and broad diversity of experience and backgrounds are also factors in Board nominee selection. While we do not have a formal policy relative to diversity in identifying director nominees, we believe that it is desirable for Board members to possess diverse characteristics of gender, race, ethnicity, and age, and we consider such factors in Board evaluation and in the identification of candidates for Board membership. We believe this type of composition enables the Board to oversee the management of the business and affairs of the Company effectively. Information about the skills, experiences and qualifications of our directors is included in their biographies beginning on page 26.

The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee may use a search firm to assist in the search for candidates and nominees and to evaluate the nominees' skills against the Board's criteria. Based on its review of all candidates, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.

Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and certain candidates are interviewed by one or more Corporate Governance Committee members. An invitation to join the Board is extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee.

Composition of the Board and Director Independence

Our Governance Guidelines and our Bylaws state that the exact size of the Board will be determined by resolution of the Board from time to time. Our Board currently has thirteen members, who are listed on page 3. On March 12, 2015, the Board voted to reduce the size of the Board to twelve members effective May 7, 2015, to coincide with Dr. Bauder's retirement from the Board.

Director Independence and Categorical Standards

As a matter of policy and in accordance with NYSE listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence, which are more stringent than the NYSE independence standards for former Company executives:

A director, for whom any of the following is true, will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.

•	A director whose immediate family member is, or has been within the last three years, an executive officer of the Company.

•
A director who receives, or whose immediate family member receives, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
A director or a director with an immediate family member who is a current partner of a firm that is the Company's internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and personally works on the Company's audit; or the director or immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company's audit within that time.

•
A director who is employed, or whose immediate family member is employed, or has been employed within the last three years, as an executive officer of another company where any of the Company's present executives at the same time serves or served on that company's compensation committee.

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues is not independent until three years after the company falls below such threshold.

Contributions to a tax-exempt organization will not be considered to be a material relationship that would impair a director's independence if a director serves as an executive officer of a tax-exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax-exempt organization's consolidated gross revenues.

Applying these standards and considering all relevant facts and circumstances, the Board has affirmatively determined that all of our directors other than Gerard M. Anderson qualify as independent and have no material relationship with the Company. The independent directors are Lillian Bauder, David A. Brandon, W. Frank Fountain, Jr., Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, James B. Nicholson, Charles W. Pryor, Jr., General Josue Robles, Jr., Ruth G. Shaw, David A. Thomas and James H. Vandenberghe. Mr. Anderson is not an independent director and may be deemed to be an affiliate of the Company under the categorical standards. Mr. Anderson is not considered independent due to his current employment as Chairman and Chief Executive Officer. There were no material relationships that the Board considered when determining the independence of the directors other than Mr. Anderson.

Board Committees

The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation and Public Policy and Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO's goals, performance and compensation along with compensation of other executives, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee's respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has determined that each member of the Audit Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to audit committee members. The Board has also determined that each member of the Organization and Compensation Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to compensation committee members.

Election of the Chairman and the CEO; Presiding Director

Our Bylaws currently provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. In addition, the Board may elect an independent director as Presiding Director.

The Board believes it is in the best interests of the Company and shareholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on the Company's circumstances. The Board has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. The Governance Guidelines and various committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management.

The Board members have considerable experience and knowledge regarding the challenges and opportunities facing the Company and shareholders. The Board believes, therefore, that separating the roles of Chairman and Chief Executive Officer is unnecessary at this time. The Board believes that Mr. Anderson is well qualified through his experience and expertise to be the person who generally sets the agenda for (subject to the final approval of the Presiding Director), and leads discussions of, strategic issues for the Company. Nevertheless, the Board will separate these functions when it considers the separation to be in the best interests of the Company and shareholders.

With both the Chairman and CEO positions held by Mr. Anderson, the Board continues to believe a good governance practice is to elect a Presiding Director from the independent directors. The Presiding Director will have such responsibilities as required under the NYSE listing standards, as well as such other responsibilities as determined by the Board. On September 18, 2014, the Board unanimously elected James B. Nicholson to serve as Presiding Director. The Presiding Director's duties include:

•
Calling regularly scheduled executive sessions; presiding at Board executive sessions of non-management directors or independent directors; and providing feedback regarding such sessions, as appropriate, to the Chairman and the CEO;

•	Reviewing shareholder communications addressed to the Board or to the Presiding Director;

•	Organizing Board meetings in the absence of the Chairman; presiding at any session of the Board where the Chairman is not present;

•
Designating one or more directors as alternate members of any committee to replace an absent or disqualified member at any committee meeting, provided that, in the event an alternate member is designated for the Audit, Corporate Governance or Organization and Compensation Committee, the designate meets the Company's categorical standards for director independence and SEC and NYSE requirements;

•	Consulting with the Chairman and the CEO in the selection of topics to be discussed when developing the annual Board calendar;

•	In consultation with the Board, retaining independent advisors on behalf of the Board as the Board determines to be necessary or appropriate;

•	Participating in the Organization and Compensation Committee's annual review and approval of the CEO's corporate goals and objectives and evaluation of the CEO's performance against those goals;

•	Approving Board meeting agendas after consulting with the Chairman and the Corporate Secretary; and

•	Collaborating with the Chairman and the Corporate Secretary on scheduling Board and committee meetings.

Board Meetings and Attendance

The Board met six times in 2014. All of the incumbent directors attended at least 93% of the Board meetings and the meetings of the committees on which they served, eight of whom had a 100% attendance record. The Board does not have a policy with regard to directors' attendance at the annual meeting of shareholders. Eleven of thirteen directors then in office attended last year's annual meeting.

Terms of Office

The Board has not established term limits for directors. However, the Corporate Governance Committee of the Board has established policies that independent directors should not stand for election after attaining the age of 75, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of the particular independent director. Directors who are retired CEOs of the Company or its subsidiaries shall not stand for election after attaining the age of 70. Except for the CEO, who may continue to serve as a director after retirement for so long as he is serving as Chairman, other employees who are also directors will not stand for re-election after retiring from employment with the Company.

Director Lillian Bauder reached age 75 during her current term which will expire at the 2015 annual meeting, and in accordance with these policies will not stand for election and will retire from the Board at that time.

Executive Sessions

It is the Board's practice that the independent directors meet in executive session at most regular Board meetings and meet in executive session at other times whenever they believe it would be appropriate. The independent directors met in executive sessions (sessions without the Chairman and CEO or any representatives of management present) at five Board meetings in 2014. The independent directors meet in executive session on an annual basis to review the Organization and Compensation Committee's performance review of the CEO. The Presiding Director chairs the executive sessions of the independent directors.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. Periodically, the Board performs a peer review of all directors who have served one year or more. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively. The results of the individual peer review are reviewed by the Chair of the Corporate Governance Committee and discussed with the Corporate Governance Committee. The Chair of the Corporate Governance Committee discusses the results of the peer review with individual directors, as directed by the Corporate Governance Committee.

Board Compensation and Stock Ownership

The Company has established a Board compensation structure intended to provide compensation of approximately one-half cash and one-half equity. The Board has stock ownership guidelines that set specific Company stock ownership requirements based on the director's years of service on the Board. (See "Director Stock Ownership" on page 21.)

Codes of Business Conduct and Ethics

The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and the DTE Energy Way are the standards of behavior for Company directors, officers, and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and other Executive Officers, as defined in the "Security Ownership of Directors and Officers" section on page 23, will be disclosed promptly by posting such waivers or amendments on the Company website, www.dteenergy.com. There were no waivers or amendments during 2014.

Communications with the Board

The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors.

Concerns regarding auditing, accounting practices, internal controls, or other business ethics issues may be submitted to the Audit Committee through its reporting channel:

By telephone:	877-406-9448
Or
By Internet:	ethicsinaction.dteenergy.com
Or
By mail:	For auditing, accounting practices or internal control matters:
DTE Energy Company
Audit Committee
One Energy Plaza
Room 2337 WCB
Detroit, Michigan 48226-1279

For business ethics issues:
DTE Energy Company
Ethics and Employee Issues
One Energy Plaza
Room 2188 WCB
Detroit, Michigan 48226-1279
Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Presiding Director at:

Presiding Director
c/o Corporate Secretary
DTE Energy Company
One Energy Plaza
Room 2386 WCB
Detroit, Michigan 48226-1279

Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards of director independence and the codes of ethics referred to above are available on our website at www.dteenergy.com, in the "Investors - Corporate Governance" section. You can also request a copy of any or all of these documents and a copy of the Company's Annual Report on Form 10-K, free of charge, by mailing your request to the Corporate Secretary, DTE Energy Company, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1279.

The information on the Company's website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

COMMITTEES OF THE BOARD OF DIRECTORS
The membership and the number of meetings held by each Board committee during 2014 can be found on page 3.

The following is a summary of the terms of each committee's charter and the responsibilities of its members:

Audit Committee

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.

•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.

•	Reviews financial reports, internal controls and financial and accounting risk exposures.

•    Discusses with management (a) earnings press releases and (b) material financial information and earnings guidance.

•	Reviews the policies, programs, performance and activities relating to the Company's compliance and ethics programs.

•	Reviews accounting policies and system of internal controls.

•	Assumes responsibility for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.

•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.

•	Reviews the scope of work performed by the internal audit staff.

•	Reviews legal or regulatory requirements or proposals that may affect the committee's duties or obligations.

The Board has determined that each member of the Audit Committee is financially literate and independent. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that three of the four members of the Audit Committee: Gen. Robles and Messrs. Fountain and Vandenberghe, qualify as "audit committee financial experts" as that term has been defined by the SEC.

Corporate Governance Committee

•	Considers the organizational structure of the Board.

•	Identifies and reports to the Board risks associated with the Company's governance practices and the interaction of the Company's governance with enterprise risk management.

•	Recommends the nominees for directors to the Board.

•	Reviews recommended compensation arrangements for the Board, director and officer indemnification and insurance for the Board.

•	Reviews recommendations for director nominations received from shareholders.

•	Reviews shareholder proposals and makes recommendations to the Board regarding the Company's response.

•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.

•	Retains independent outside professional advisors, as needed.

Finance Committee

•	Reviews matters related to capital structure.

•	Reviews major financing plans.

•	Recommends dividend policy to the Board.

•	Reviews financial planning policies and investment strategy.

•	Reviews certain capital expenditures.

•	Reviews insurance and business risk management.

•	Receives reports on the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.

•	Reviews certain potential mergers, acquisitions and divestitures.

•	Reviews investor relations activities.

•	Retains independent outside professional advisors, as needed.

Nuclear Review Committee

•	Provides non-management oversight and review of the Company's nuclear facilities.

•	Reviews the financial, operational and business plans and performance at the Company's nuclear facilities.

•	Reviews the policies, procedures and practices related to health and safety, potential risks, resources and compliance at the Company's nuclear facilities.

•	Reviews the impact of changes in regulation on the Company's nuclear facilities.

•	Retains independent outside professional advisors, as needed.

Organization and Compensation Committee

•	Reviews the CEO's performance and approves the CEO's compensation.

•	Approves the compensation of certain other executives.

•
Administers the executive incentive plans and oversees the Company's overall executive compensation and benefit plan philosophy, structure and practices, and the risks involved in executive compensation plans.

•	Reviews and approves executive employment agreements, severance agreements and change-in-control agreements, along with any amendments to those agreements.

•
Assesses and discusses with the Board the relationship between the inherent risk in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level of risk corresponds to the Company’s business strategies.

•	Reviews the Compensation Disclosure and Analysis disclosure and recommends inclusion in the Company’s annual report or proxy statement.

•	Reviews the Company’s policies and programs promoting diversity and inclusion among the Company’s employees and officers.

•	Recommends to the full Board the officers to be elected by the Board.

•	Reviews succession and talent planning.

•	Retains independent outside professional advisors, as needed.

•	Evaluates the independence of the independent compensation consultant at least annually.

•	Reviews and discusses with management transactions with the independent compensation consultant or its affiliates.

Public Policy and Responsibility Committee

•	Reviews and advises the Board on current and emerging social, economic, political and environmental issues.

•
Reviews management's response to risk exposures related to regulatory, social, economic, political, reputational and environmental issues and advises the Board on management's procedures for assessing, monitoring, controlling and reporting on such exposures.

•	Reviews the Company's policies on social responsibilities.

•	Reviews the Company’s policies and programs promoting diversity and inclusion among the Company’s suppliers.

•
Reviews the Company's regulatory strategies and activities (including rate case strategies, rate competitiveness and environmental regulations) as well as its state and federal legislative and political activities and strategies.

•	Reviews reports from management regarding policies and safety issues related to customers and the general public.

•	Retains independent outside professional advisors, as needed.

BOARD OF DIRECTORS RISK OVERSIGHT FUNCTIONS

The Board receives, reviews and assesses reports from the Board committees and from management relating to enterprise-level risks. Each Board committee is responsible for overseeing and considering risk issues relating to their respective committee and reporting their assessments to the full Board at each regularly scheduled Board meeting. When granting authority to management, approving strategies and receiving management reports, the Board and committees consider, among other things, the risks we face.

Each Board committee reviews management's assessment of risk for that committee's respective area of responsibility. As part of its oversight function, the Board discusses any risk conflicts that may arise between the committees or assigns risk issues to a committee that may arise which do not fall within a specific committee's responsibilities.

Board Committee	Areas of Risk Oversight
Audit Committee
Overall review of risk issues, policies and controls associated with our overall financial reporting and disclosure process and legal compliance, and reviews policies on risk control assessment and accounting risk exposure

Finance Committee	Review of financial, capital, credit and insurance risk.
Organization and Compensation Committee
Assess and discuss with the Board the relationship between the inherent risks in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level or risk corresponds to the Company's business strategies.

Corporate Governance Committee	Review risks associated with the Company's governance practices and the interaction of the Company's governance with enterprise risk-level management.
Nuclear Review Committee	Review risks relating to the operation of our nuclear power facilities.
Public Policy and Responsibility Committee	Review risks associated with regulatory, social responsibility, political activity, economic conditions, reputation, safety and the environment.

All Board committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company. In addition to its regularly scheduled Committee meetings, the Audit Committee meets with the Chief Financial Officer, the General Auditor and Chief Risk Officer and the independent registered public accounting firm in executive sessions at least semi-annually, and meets with the General Counsel and the Chief Compliance Officer at least annually in separate executive sessions.

The Company also utilizes an internal Risk Management Committee, chaired by the Chairman and CEO and comprised of the Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, General Counsel, Treasurer, General Auditor and Chief Risk Officer and other senior officers, that, among other things, directs the development and maintenance of comprehensive risk management policies and procedures, and sets, reviews and monitors risk limits on a regular basis for enterprise-level risks, counter-party credit and commodity-based exposures. The Company's General Auditor and Chief Risk Officer attends all Audit Committee meetings and meets annually with either the Audit Committee or the full Board to update the members on the Company's enterprise-level risk management. The General Auditor and Chief Risk Officer also periodically meets with the other Board committees and the full Board as may be required.

The Board believes that the committee structure of risk oversight is in the best interests of the Company and its shareholders. Each committee member has expertise on risks relative to the nature of the committee on which he or she sits. With each committee reporting on risk issues at full Board meetings, the entire Board is in a position to assess the overall risk implications, to evaluate how they may affect the Company and to provide oversight on appropriate actions for management to take.

With regard to risk and compensation programs and policies, the Company's Energy Trading segment has compensation programs and policies that are structured differently from those in other units within the Company. These compensation programs and policies are designed to discourage excessive risk taking by the Energy Trading employees and are subject to specific written policies and procedures administered by members of the Company's senior management. The Company has determined that the Energy Trading compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

BOARD OF DIRECTORS COMPENSATION
Elements of Director Compensation
Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director's annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. Generally, the compensation program for non-employee directors is reviewed on an annual basis by the Corporate Governance Committee and the Board. This review includes a review of a comparative peer group of companies that is identical to the peer group used to review executive compensation (See "Executive Compensation — Compensation Discussion and Analysis" beginning on page 46). Based on the review completed in December 2014, the Board voted to increase director compensation effective January 1, 2015, as further described below. For total compensation paid to each director during 2014, see the "2014 Director Compensation Table" on page 72.

Cash Compensation
Cash retainer	$75,000 annually
Presiding Director retainer	$25,000 annually
Committee chair retainer
$20,000 annually for Audit Committee Chair; $15,000 annually for Organization and Compensation Committee Chair; $12,500 annually for Corporate Governance and Nuclear Review Committee Chair; $10,000 annually for Public Policy and Responsibility and Finance Committee Chairs

Committee meeting fees and fees for special services	$1,500 per meeting/occurrence
Board meeting fee	$2,000 per meeting
New Member Orientation/Mentor Program	$1,250 and $750 quarterly for the New Member and Mentor, respectively, for the duration of the orientation
Equity Compensation
Upon first election to the Board	1,000 shares of restricted DTE Energy common stock
Annual equity compensation
A variable number of phantom shares of DTE Energy common stock valued at $120,000 annually, with the actual number of phantom shares to be granted each year determined based on the closing price of the Company's common stock on the first business day of each calendar year(1)

_______________________________

(1)
Phantom shares of DTE Energy common stock are credited to each non-employee director's account in January of each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares. For phantom shares granted after 2004, payment of the cash value is made three years after the date of grant unless otherwise deferred by voluntary election of the director. For phantom shares granted before 2005, payment of the cash value occurs only after the date a director terminates his or her service on the Board.

Payment of Non-Employee Director Fees and Expenses
Retainers and all meeting fees for non-employee directors are either (i) payable in cash or (ii) at the election of the director, deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors' Fees. Non-employee directors may defer up to 100% of their annual retainer and meeting fees into an unfunded deferred compensation plan. Deferred fees may accrue for future payment, with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all imputed dividends reinvested.
In addition to the retainers and fees, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with reimbursement for fees and expenses incurred when attending director education seminars or special meetings requested by management. Non-employee directors of the Company, along with full-time active employees and retirees, are also eligible to participate in the DTE Energy matching gift program, whereby the DTE Energy Foundation matches certain charitable contributions.

Directors' Retirement Plan
Benefits under the DTE Energy Company Retirement Plan for Non-Employee Directors were frozen as of December 31, 1998, and all non-employee directors were deemed vested on that date. No further benefits will accrue. Dr. Bauder is the only current director covered by this plan and, upon retirement from the Board, she will receive $3,415 per month for 152 months.
Director Life Insurance
The Company provides each non-employee director with group term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.
Director Stock Ownership
We have established stock ownership guidelines for directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company's common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times the sum of a director's annual cash retainer plus the value of a director's annual phantom stock compensation. Based on the 2015 director compensation program, a director with five years of service will be required to hold a minimum of $390,000 in stock under these guidelines. This ownership requirement is greater than five times the amount of a director's cash retainer under the 2015 compensation program. Common stock, time-based restricted stock, and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of December 31, 2014, all directors met the initial common stock ownership requirement and those directors who have served as a director for at least five years after their initial election have fulfilled the five-year requirement.

INFORMATION ON COMPANY EXECUTIVE OFFICERS
Under our Bylaws, the officers of DTE Energy are elected annually by the Board of Directors, each to serve until his/her successor is elected and qualified, or until his or her resignation or removal. The current executive officers of the Company elected by the Board are as follows:

Name	Age(1)	Present Position	Present Position Held Since
Gerard M. Anderson	56	Chairman of the Board and Chief Executive Officer	12/30/2013	(2)
Donna M. England	56	Chief Accounting Officer	9/1/2012	(2)
N. A. Khouri	57	Senior Vice President	12/30/2013	(2)
Steven E. Kurmas	59	President and Chief Operating Officer	12/30/2013	(2)
David E. Meador	58	Vice Chairman and Chief Administrative Officer	1/1/2014	(2)
Lisa A. Muschong	45	Corporate Secretary	5/10/2010	(2)
Gerardo Norcia	52	Group President, and	12/30/2013	(2)
		President and Chief Operating Officer
		DTE Electric and Gas Storage and Pipelines
Peter B. Oleksiak	49	Senior Vice President and Chief Financial Officer	1/1/2014	(2)
Bruce D. Peterson	58	Senior Vice President and General Counsel	6/25/2002
David Ruud	48	President - Power and Industrial	12/30/2013	(2)
Larry E. Steward	62	Senior Vice President	12/30/2013	(2)
Mark W. Stiers	52	President & Chief Operating Officer, DTE Gas Company	12/30/2013	(2)
_______________________________

(1)	As of March 12, 2015.

(2)	These executive officers have held various other positions at DTE Energy for five or more years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, the Organization and Compensation Committee consisted of Drs. Bauder and Shaw, Messrs. Brandon and Nicholson and Ms. McGovern. No member of the Organization and Compensation Committee serves as an officer or employee of the Company or any of its subsidiaries nor has any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During 2014, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

INDEMNIFICATION AND LIABILITY

Pursuant to Article VI of our Articles of Incorporation, to the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its shareholders in the performance of his/her duties.

Article VII of our Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer, or each person who is or was serving or who had agreed to serve at the request of the Board as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.

The Company, the directors and officers in their capacities as such are insured against liability for alleged wrongful acts (to the extent defined) under twelve insurance policies providing aggregate coverage in the amount of $235 million.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
The following table sets forth information as of December 31, 2014, with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer and the three other highest paid executive officers (together, the "Named Executive Officers"), and (iii) all executive officers and directors as a group. Executive officers for this purpose are those individuals defined as executive officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, each of the named individuals has sole voting and/or investment power over the shares identified. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of December 31, 2014.
Amount and Nature of Beneficial Ownership as of December 31, 2014

Name of Beneficial Owners	Common Stock(1)		Phantom Stock(2)	Other Shares That May Be Acquired(3)	Options Exercisable Within 60 Days
Gerard M. Anderson	325,898		11,759	182,026	229,889
Lillian Bauder	6,983		33,386	—	—
David A. Brandon	1,000		8,924	—	—
W. Frank Fountain, Jr.	1,000		27,101	—	—
Steven E. Kurmas	76,852	(4)	1,563	45,218	—
Charles G. McClure, Jr.	1,000		3,384	—	—
Gail J. McGovern	1,000		22,146	—	—
David E. Meador	111,758		—	47,008	—
Mark A. Murray	1,000		5,343	—	—
James B. Nicholson	4,200		5,200	—	—
Gerardo Norcia	70,474		1,167	40,049	—
Peter B. Oleksiak	27,037		—	15,237	—
Charles W. Pryor, Jr.	300		31,419	—	—
Josue Robles, Jr.	1,000		6,991	—	—
Ruth G. Shaw	1,000		5,343	—	—
David A. Thomas	1,000		1,652	—	—
James H. Vandenberghe	2,000		7,793	—	—
Directors and Executive Officers as a group —24 persons	777,726		176,445	413,729	244,889
 _______________________________

(1)	Includes directly held common stock, restricted stock and shares held pursuant to the 401(k) plan.

(2)
Shares of phantom stock are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees and (b) by executive officers pursuant to the (i) DTE Energy Company Supplemental Savings Plan, (ii) DTE Energy Company Executive Deferred Compensation Plan (this plan was closed effective as of January 1, 2007 for future deferrals; none of the Named Executive Officers participate in the plan) and (iii) DTE Energy Company Executive Supplemental Retirement Plan. Shares of phantom stock may be paid out in either cash or stock.

(3)
Represents performance shares under the Long-Term Incentive Plan (as described beginning on page 50) that entitle the executive officers to receive shares or cash equivalents (or a combination thereof) in the future if certain performance measures are met. The performance share numbers assume that target levels of performance are achieved. The number of performance shares reflected in the table includes an increase from the original grant amount, assuming full dividend reinvestment at the fair market value on the dividend payment date. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in "Long-Term Incentive Plan - Performance Shares Granted in 2014" beginning on page 56. The remaining performance shares will be paid out in accordance with their terms when they were granted.

(4)	Includes 10,000 shares of common stock held in a trust of which the Named Executive Officer is the beneficiary. The trust's holdings are pledged as collateral securing indebtedness of the officer.

PROHIBITION ON HEDGING COMPANY SECURITIES

In February 2014, the Company adopted policies which expressly prohibit hedging Company securities by all employees, executive officers and directors of the Company and its subsidiaries. For purposes of these policies, hedging includes purchases and sales of derivatives based upon Company securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors and executive officers (to our knowledge, we do not have any 10% shareholders) regarding the necessity of filing reports.
Based upon our review, all of our current executive officers' and directors' required Section 16 filings during 2014 were filed on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	13,778,313	(1)	7.8%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10022	13,775,011	(2)	7.8%
Common Stock	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	9,447,233	(3)	5.3%
_______________________________

(1)
Based on information contained in Schedule 13G/A filed on February 10, 2015. Shares listed as beneficially owned by Vanguard are owned by the following entities: The Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd. and The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 316,597 shares, sole dispositive power with respect to 13,490,880 shares, shared dispositive power with respect to 287,433 shares and is deemed to beneficially own 13,778,313 shares.

(2)
Based on information contained in Schedule 13G/A filed on January 26, 2015. Shares listed as beneficially owned by BlackRock are owned by the following entities: BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., BlackRock Investment Management (UK) Limited, iShares (DE) I InvAG mit Teilgesellschaftsvermogen. BlackRock Inc. has sole dispositive power and sole voting power and is deemed to beneficially own 12,274,070 shares.

(3)
Based on information contained in Schedule 13G filed on February 12, 2015. Shares listed as beneficially owned by State Street Corporation are owned by the following entities: State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd., State Street Global Advisors, Asia Limited and Ssaris Advisors LLC. State Street Corporation has shared voting power and shared dispositive power with respect to 9,447,233 shares and is deemed to beneficially own 9,447,233 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-person transactions have the potential to create actual or perceived conflicts of interest. The Company has policies in place to address related-party transactions. In addition, our Corporate Governance Committee and Audit Committee review potential dealings or transactions with related parties. In conducting such reviews, the committees consider various factors they deem appropriate, which may include (i) the identity of the related party and his or her relationship to the Company, (ii) the nature and size of the transaction, including whether it involved the provision of goods or services to the Company that are unavailable from unrelated third parties and whether the transaction is on terms that are comparable to the terms available from unrelated third parties, (iii) the nature and size of the related party's interest in the transaction, (iv) the benefits to the Company of the transaction and (v) whether the transaction could involve an apparent or actual conflict of interest with the Company.

In general, employees and directors may not be involved in a business transaction where there is a conflict of interest with the Company. The DTE Energy Way requires non-officer employees to report conflicts of interest or potential conflicts of interest to their respective superiors; the Officer Code of Conduct and Ethics requires officers to report conflicts of interest or potential conflicts of interest to the Company's General Counsel or to the Company's Board of Directors; and the Board of Directors Code of Business Conduct and Ethics requires directors to disclose conflicts of interest or potential conflicts of interest to the Company's Corporate Governance Committee or the Chairman of the Board. For directors and officers, any waivers of the Company's conflict of interest policy must be approved by the Board or a Board committee, as required under the Officer Code of Conduct and Ethics or Board of Directors Code of Business Conduct and Ethics, disclosed to shareholders and posted to our website at https://www2.dteenergy.com/wps/portal/dte/aboutus/investors/details/Corporate%20Governance/Code%20of%20Ethics/.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our directors are elected to serve annual terms which expire when their successors are elected at the next year’s annual meeting of shareholders.

Proxies cannot be voted for more than twelve persons at this meeting. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

The biographies of each of the nominees below contain information regarding the person's service as a director, business experience, and director positions held currently or at any time during at least the last five years. The age provided for each director is as of March 12, 2015. In addition to the information presented below regarding each person's experience, qualifications, attributes, and skills that caused our Corporate Governance Committee and Board to determine that the person should serve as a director, the Board believes that all of the Company's directors have a reputation for integrity and honesty and adherence to high ethical standards. They each have demonstrated business acumen, strategic insight, an ability to exercise sound judgment, and a commitment to service and community involvement. Finally, we value their significant experience on other public company boards of directors and board committees and the diversity that they bring to our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AT THIS MEETING.

Nominees for Election at this Meeting

Gerard M. Anderson, age 56 Director since 2009
Mr. Anderson became Chairman and Chief Executive Officer of the Company on December 30, 2013. Prior to that, Mr. Anderson served as Chairman of the Board, President and Chief Executive Officer since September 12, 2011 and before that, President and Chief Executive Officer of the Company since October 2010. From 2005 through 2010, Mr. Anderson served as President and Chief Operating Officer of the Company. Prior to such time, Mr. Anderson served in various positions at the Company since 1993, including service as President from 2004 to 2005 and Executive Vice President from 1997 to 2004. Prior to joining DTE Energy, Mr. Anderson worked for McKinsey & Co. He received his B.S. in civil engineering from the University of Notre Dame and his M.B.A. and M.P.P. from the University of Michigan. In addition to his service on the Company's Board of Directors, he is a director of The Andersons, Inc. and a director of many community and non-profit organizations.

Mr. Anderson's qualifications to sit on our Board include his significant number of years of experience in the energy industry, including five years as our President and Chief Operating Officer. Mr. Anderson also has extensive experience in strategic planning and corporate and business development, along with broad experience managing capital-intensive industries. He also has experience serving as a director of another publicly traded corporation.

David A. Brandon, age 62 Director since 2010 Mr. Brandon served as the Athletic Director of the University of Michigan from 2010 until 2014. From 1999 until 2010, he was the chairman and CEO of Domino's Pizza, Inc., a pizza delivery company. He continues to serve as Non-executive Chairman of Domino's. From 1989 to 1998, he served as president and CEO of Valassis Communications, Inc., a marketing and sales promotion firm, and was Chairman of the Board there from 1997 to 1998. Mr. Brandon received a B.A. in communications from the University of Michigan. In addition to his service on the Company's Board of Directors, he is a director of Domino's Pizza, Inc. and Herman Miller, Inc. He has previously served as a director of several corporations, including Kaydon Corporation, The TJX Companies, Northwest Airlines Corporation and Burger King Holdings, Inc. He has also served an 8-year term on the University of Michigan board of regents and as Chairman of the Board of Business Leaders for Michigan.

Mr. Brandon's qualifications to sit on our Board include his experience as a chief executive officer and extensive executive experience in marketing and sales, and strong skill sets in corporate finance, corporate governance and strategic planning, executive compensation, and community relations. He also has experience serving as a director of several other publicly traded corporations.

W. Frank Fountain, Jr., age 70 Director since 2007
Mr. Fountain has served as President of Escambia Enterprises, LLC since May 2012. Prior to that he served as Chairman of the Walter P. Chrysler Museum Foundation Board of Directors from 2009 until 2012. He is a retired executive of Chrysler, LLC, an automobile and automotive components manufacturer which was reorganized under Federal bankruptcy laws in 2009 after his retirement from that company. His positions at Chrysler, LLC included serving as Senior Advisor, Senior Vice President of External Affairs and Public Policy from 1998 to 2008 and Vice President, Government Affairs, from 1995 to 1998. Mr. Fountain received a B.A. in history and political science from Hampton University and an M.B.A. from the University of Pennsylvania Wharton School. In addition to his service on the Company's Board of Directors, he is a director of The Wharton School, Hampton University Board of Trustees, Faith and Politics Institute and Wittenburg Center on Global Ethics and he is a director or trustee of many community and professional organizations.

Mr. Fountain's qualifications to sit on our Board include his experience as a leader of large business organizations and extensive experience with public and financial accounting for complex organizations, combined with strong skills in corporate finance, public policy, and government relations and his knowledge of regulatory matters.

Charles G. McClure, Jr., age 61 Director since 2012
Mr. McClure serves as Managing Partner of Michigan Capital Partners, a private equity firm he co-founded in 2014 that invests in Tier 2 and 3 global automotive and transportation suppliers with a manufacturing presence or headquarters in Michigan. Prior to that, Mr. McClure served as the Chairman of the Board, Chief Executive Officer and President of Meritor, Inc., a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets from 2004 through May 2013. Prior to this position, he served as CEO, president and a member of the board of Federal-Mogul Corp. He joined Federal-Mogul in 2001 as president, COO and a member of the board. He also served as president, CEO and a member of the board of Detroit Diesel. He joined Detroit Diesel in 1997 after 14 years in a variety of management positions with Johnson Controls, including vice president and managing director of the company’s European and South African operations and later became President of the company's Americas region. He has also previously held management positions at Hoover Universal and Ford as a heavy-duty truck sales engineer and field service engineer. From 1975 to 1979, he served as an officer on a U.S. Navy destroyer. Mr. McClure holds a B.S. in mechanical engineering from Cornell University and a M.B.A. from the University of Michigan. In addition to his service on the Company's Board of Directors, he is a director of Penske Corporation, Remy International, Detroit Regional Chamber of Commerce, Invest Detroit, a trustee of Henry Ford Health Systems and a member of Business Leaders for Michigan. He is a past director of R.L. Polk and Company, General Cable, the National Association of Manufacturers and the Business Roundtable.
Mr. McClure’s qualifications to sit on our Board include his experience as CEO, president and director of several major domestic and international corporations and his strong, broad knowledge of business and industry, together with his proven leadership skills and financial expertise. He also has experience as a director of other publicly traded corporations.

Gail J. McGovern, age 63 Director since 2003
Ms. McGovern is currently the President and Chief Executive Officer of the American Red Cross and has served in that position since 2008. From 2002 to 2008, she was a Professor at Harvard Business School. Ms. McGovern also served as President of Fidelity Personal Investments, a unit of Fidelity Investments, from 1998 to 2002 and Executive Vice President of Consumer Markets, a division of AT&T, from 1997 to 1998. She received her B.A. in quantitative sciences from Johns Hopkins University and her M.B.A. from Columbia University. In addition to her service on the Company's Board of Directors, Ms. McGovern is a trustee of Johns Hopkins University and a director of The Weather Company. She also served as a director of Hartford Financial Services Group, Inc. until 2010.

Ms. McGovern’s qualifications to sit on our Board include her experience as a chief executive officer and extensive executive experience in marketing and sales, customer relations, corporate finance, strategic planning and government relations and knowledge of regulatory matters. She also has served as a director of other publicly traded corporations and a trustee of a major research university.

Mark A. Murray, age 60 Director since 2009
Mr. Murray has served as Co-Chief Executive Officer of Meijer, Inc., a regional retail chain, since February 2013. Prior to that, he served as the President of Meijer from 2006 to 2013. From 2001 to 2006, he was the President of Grand Valley State University. He also served as Treasurer for the State of Michigan from 1999 to 2001 and Vice President of Finance and Administration for Michigan State University from 1998 to 1999. Mr. Murray received his B.S. in economics and his M.S. in labor and industrial relations from Michigan State University. In addition to his service on the Company's Board of Directors, he is a director of Universal Forest Products, Incorporated and a director or trustee of many community and professional organizations.

Mr. Murray's qualifications to sit on our Board include his experience as a Co-CEO and President of a major Michigan-based corporation and his experience as a university president and a State of Michigan government official. He also has extensive experience in financial accounting matters for complex organizations, strategic planning and corporate development, combined with strong skills in corporate finance, sales and marketing and government relations and public policy. He also has experience serving as a director of another publicly traded corporation.

James B. Nicholson, age 71 Director since 2012 Mr. Nicholson is currently President and Chief Executive Officer of PVS Chemicals, Inc., a global manufacturer, distributor and marketer of chemicals and related transportation services.  He has served in that position since 1979.  Prior to this position, he joined the company as vice president in 1972 and assumed the additional duties of treasurer in 1977. Prior to his roles at PVS, he held positions with First National Bank of Chicago in London and Dublin.

Mr. Nicholson holds a Bachelor’s Degree in economics from Stanford University and a M.B.A. from the University of Chicago. He has also received a M.S. in economics from the London School of Economics.

In addition to his service on the Company’s Board of Directors, he is Chairman of the Board of the Amerisure Companies and a member of the boards of PrivateBancorp Inc., Cooper Natural Resources and the American Chemistry Council. He was appointed to the National Infrastructure Advisory Council by President George W. Bush in 2006 and in 2011, he was appointed by Michigan Governor Rick Snyder to the state’s Investment Advisory Committee. He is also Board Chairman of the McGregor Funds and the Futures Foundation, and a director, member or trustee of many other community and professional organizations.

Mr. Nicholson’s qualifications to sit on our Board include his experience as CEO/president/director of several major domestic and international companies, his proven experience as an effective, successful business leader, his experience with various corporate boards and his leadership in the community.

Charles W. Pryor, Jr., age 70 Director since 1999
Dr. Pryor is the retired Chairman of Urenco USA, having served in this position from 2007-2013 and as a director of Urenco USA from 2007-2014. He also served as President and Chief Executive Officer of Urenco Investments from 2006 to 2007 and served as President and Chief Executive Officer of Urenco, Inc. from 2003 to 2006. From 2002 to 2003, he served as Chief Executive Officer of Utility Services Business Group of British Nuclear Fuels, plc, and as Chair of the Board of Westinghouse Electric and, from 1997 to 2002, he served as Chief Executive Officer of Westinghouse Electric Co. Dr. Pryor received his B.S. in civil engineering and his M.S. and Ph.D. in structural engineering from Virginia Tech. He also received an executive M.B.A. from Northeastern University. In addition to his service on the Company’s Board of Directors and Urenco USA’s board of directors, Dr. Pryor is a director or trustee of many community and professional organizations.

Dr. Pryor’s qualifications to sit on our Board include his experience as a chief executive officer and his extensive operational and engineering experience in the nuclear and energy industries. Dr. Pryor also has experience managing capital-intensive industries and strong skills in corporate finance, regulatory matters and strategic planning and corporate development. He also has experience serving as a director of another publicly traded corporation in the utility industry.

Josue Robles, Jr., age 69 Director since 2003
Major General Josue (Joe) Robles, Jr. USA (Ret.) served as President and Chief Executive Officer of USAA, an insurance and financial services company from 2007 until retiring in 2015. He also served as Executive Vice President, Chief Financial Officer and Corporate Treasurer of USAA from 1994 to 2007. He received his B.B.A. in accounting from Kent State University and his M.B.A. from Indiana State University. General Robles served for more than 28 years in the military, including an assignment as Director of the Army Budget and the Commanding General, 1st Infantry Division (The Big Red One). In addition to his service on the Company’s Board of Directors, he is a director of community and charitable organizations.

General Robles’ qualifications to sit on our Board include his experience, both as a chief executive officer and a chief financial officer. He has extensive experience with public and financial accounting matters for complex organizations. He brings strong leadership skills as a result of his experience at the most senior levels of the United States Army. General Robles also has broad experience in corporate finance, information systems and controls, and government and community relations.

Ruth G. Shaw, age 67 Director since 2008
Dr. Shaw is retired from Duke Energy, an energy company. During her career at Duke Energy, she held various positions, including Executive Advisor from 2007 to 2009. From 2006 to 2007, she served as Group Executive for Public Policy and President of Duke Nuclear. She also served as President and Chief Executive Officer of Duke Power Company from 2003 to 2006, and previously served as Chief Administrative Officer. Dr. Shaw received her B.A. and M.A. from East Carolina University and her Ph.D. from the University of Texas at Austin. In addition to her service on the Company’s Board of Directors, she is a director of The Dow Chemical Company, and a director or trustee of many community and professional organizations. Dr. Shaw is a previous board member of the Nuclear Energy Institute and the Institute of Nuclear Power Operations. She served as a director of Wachovia Corporation until 2008 and a director of Medcath until 2005.

Dr. Shaw’s qualifications to sit on our Board include her experience as a chief executive officer and her 15 years of experience in the energy and nuclear businesses and managing capital-intensive industries. She has broad knowledge of regulatory matters and strong skills in public policy, corporate communications, corporate governance, executive compensation and corporate finance. She also has experience serving as a director of other publicly traded corporations.

David A. Thomas, age 58 Director since 2013
Dr. Thomas has served as the dean and William R. Berkley Professor of Business Administration at Georgetown University McDonough School of Business since 2011. Previously he was the H. Naylor Fitzhugh Professor of Business Administration and chair of the Organizational Behavior Unit at the Harvard Business School. He joined the Harvard faculty in 1990 and retired in 2011.
Prior to Harvard, he was an assistant professor of management at the Wharton School of Finance at the University of Pennsylvania. He earned his bachelor’s degree in administrative sciences, and a master’s degree and a Ph.D. in organizational behavior, from Yale University. He also has a master’s degree in organizational psychology from Columbia University.
In addition to his service on the Company’s Board of Directors, he is a member of the Posse Foundation board, a trustee with the Center for Creative Leadership and a member of the External Diversity Advisory Board at Deloitte. Previously, he served as a chair for The Partnership in Boston. He is also a past member of the boards of the Brigham and Women’s Hospital, Cambridge Trust Co., Jobs for the Future and Shady Hill School in Cambridge, Mass.
Dr. Thomas's qualifications to sit on our Board include his experience as a proven business leader and researcher, his experience with various corporate boards and his leadership in the area of corporate inclusion and diversity.

James H. Vandenberghe, age 65 Director since 2006
Mr. Vandenberghe is the retired Vice Chairman and a former director of Lear Corporation, an automotive supplier, and held this position from 1998 to 2008. Lear Corporation reorganized under Federal bankruptcy laws in 2009 after his retirement from that company. Mr. Vandenberghe also held various positions at Lear Corporation from 1988 to 1998, including President and Chief Operating Officer and Chief Financial Officer. He received his B.A. in business administration from Western Michigan University and his M.A. from Wayne State University. Mr. Vandenberghe formerly served as a director of Federal-Mogul Corporation. He serves as a director or trustee of many community and professional organizations.

Mr. Vandenberghe’s qualifications to sit on our Board include his experience as a leader of major organizations and managing capital-intensive industries. As a former chief financial officer, he has broad experience with public and financial accounting for complex organizations and corporate finance. He also has strong skills in corporate governance and strategic planning and corporate development and has experience serving as a director of other publicly traded corporations.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015 and to perform other audit-related services. Following the Audit Committee’s appointment, the Board voted unanimously to recommend that our shareholders vote to ratify the Audit Committee's selection of PwC as our independent auditors for 2015.

The reports of PwC on the consolidated financial statements of DTE Energy for the year ended December 31, 2014 and for the year ended December 31, 2013 did not contain adverse opinions or a disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years, ended December 31, 2014 and 2013, and from January 1, 2015 through February 13, 2015, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years.

During the Company’s two most recent fiscal years, ended December 31, 2014 and 2013 and from January 1, 2015 through February 13, 2015, there were no "reportable events" as defined under Item 304(a)(1)(v) of Regulation S-K.

Representatives of PwC will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Fees to the Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by PwC during those periods.

	2014	2013
Audit fees(1)	$5,978,935	$5,783,266
Audit related fees(2)	373,641	273,000
Tax fees(3)	264,597	155,335
All other fees(4)	950,682	484,324
Total	$7,567,855	$6,695,925
_______________________________

(1)
Represents fees for professional services performed by PwC for the audits of the Company’s annual financial statements included in the Company’s Form 10-K, review and audit of the Company’s internal control over financial reporting, the review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with regulatory filings or engagements. Audit fees are presented on an Audit Year basis in accordance with SEC guidelines and include an estimate of fees incurred for the most recent Audit Year.

(2)	Represents the aggregate fees billed for audit-related services and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning.

(4)	Represents consulting services for the purpose of providing advice and recommendations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit
Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engaging the independent registered public accounting firm to perform specific services, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to, but not exceeding, a pre-defined limit. The decisions of the designated member to pre-approve a permitted service are reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•
As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

All audit, audit-related, tax and other services performed by PwC were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by PwC during 2014 was compatible with maintaining independence of the registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity with GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the reports of the independent registered public accounting firm.

The Audit Committee discussed with PwC the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from PwC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with them. The Audit Committee has considered whether the services provided by PwC other than those services relating to audit services are compatible with maintaining PwC’s independence. The Audit Committee has concluded that such services have not impaired PwC’s independence. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2014 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2014 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of

December 31, 2014 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014.

Audit Committee
Josue Robles, Jr., Chair
W. Frank Fountain, Jr.
Charles G. McClure, Jr.
James H. Vandenberghe

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3
ADVISORY PROPOSAL
NONBINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires the Company to provide shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the "Compensation Discussion and Analysis" ("CD&A") section of this proxy statement and in the tabular and narrative disclosure regarding Named Executive Officer compensation, all contained under the heading "Executive Compensation" in this proxy statement.

The Company's executive compensation program is designed to include elements of cash and equity-based compensation to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We emphasize performance-based compensation for results that are consistent with shareholder interests. The program is also designed to attract and retain talented executives and align the interests of our executives with those of our shareholders. At each of the 2014 and 2013 annual meetings, 93% and 91%, respectively, of voting shareholders approved the compensation of the Named Executive Officers.

Shareholders have in the past approved the incentive plans that we use to motivate and reward our executives, including the Annual Incentive Plan and the Long-Term Incentive Plan. In addition, the Company has enhanced our disclosures related to executive compensation to provide more detail to our shareholders about our compensation programs, including expanded disclosures relating to these plans in this Proxy Statement.

Our executive compensation programs have been important in driving the Company's success in achieving its corporate and financial objectives by tying executive compensation to achieving very specific goals in each of our key priority areas. Progress against these objectives is necessary for the Company to achieve its ultimate goal of becoming the best-operated energy company in North America. We explain each of our performance targets and measures in detail in our CD&A, but a few examples of Company success in areas related to our targets and measures include the following. First, our Company has exceeded its long-term goal of achieving between 5%-6% operating earnings per share growth, achieving a compound operating earnings growth rate of nearly 7% for the period from 2009 through 2014. (Operating earnings exclude certain non-recurring items and discontinued operations.) We also exceeded our cash flow metrics, delivering $88 million in DTE Energy Adjusted Cash Flow in 2014, representing net cash from operations, adjusted by utility capital expenditures, asset sale proceeds and certain other items. Our focus on achieving high customer satisfaction is paying off, and we exceeded our customer satisfaction index targets for 2014 and won major recognitions in gas company customer satisfaction in customer surveys conducted by independent third parties. Additionally, in each year from 2008 through 2014, the Company has set a new DTE Energy record high result on the Gallup survey which tracks effectiveness of our efforts to improve employee engagement throughout the Company. Each of these accomplishments is related to a specific performance goal in our short- or long-term compensation programs. These programs have helped guide the Company through the economic downturn and position the Company for future growth and success in meeting corporate and financial objectives.

The Organization and Compensation Committee ("O&C Committee") employs the highest standards of corporate governance when implementing and reviewing our executive compensation programs. These high standards are evidenced in part by the O&C Committee’s and Board’s 2014 approval of policies prohibiting cash buyouts of "underwater" stock options and providing for a clawback of certain executive compensation after a material accounting restatement. The O&C Committee ensures independence of committee members and compensation consultants, avoids conflicts of interest and has enhanced shareholder disclosure in accordance with SEC and NYSE requirements.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

"RESOLVED, that the shareholders approve, on an advisory basis, the overall executive compensation paid to the Named Executive Officers of the Company, as described in the Compensation Discussion and Analysis and the tabular and narrative disclosure regarding Named Executive Officer compensation contained in this proxy statement."

Because this vote is advisory, it will not be binding upon the Company or the Board. The O&C Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL NO. 4
MANAGEMENT PROPOSAL
EXECUTIVE PERFORMANCE PLAN

The Board is seeking shareholder approval of the DTE Energy Company Executive Performance Plan ("Executive Performance Plan"). At its February 5, 2015 meeting, the Board approved the adoption of the Executive Performance Plan, subject to shareholder approval at this meeting.

The following summarizes the material provisions of the Executive Performance Plan, assuming the Executive Performance Plan is approved by the shareholders by an affirmative vote of a majority of the votes cast. The summary is qualified in its entirety by reference to the full text of the Executive Performance Plan, which is attached as Exhibit A to this Proxy Statement.

The Executive Performance Plan is an incentive plan for certain designated executive officers. The Executive Performance Plan is designed to allow the Company to grant awards to those executives that qualify for the performance exception from tax deduction limits imposed by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). For more details about Section 162(m), see "Internal Revenue Code Limits on Deductibility of Compensation" on page 60, below. As currently structured, certain compensation the Company pays to its executives under the DTE Energy Company Annual Incentive Plan (the "Annual Incentive Plan") and the DTE Energy Company Long-Term Incentive Plan (the "Long-Term Incentive Plan") may not be deductible because it does not meet all of the requirements of Section 162(m). The Executive Performance Plan is an umbrella plan designed to satisfy the requirements of Section 162(m) and to serve as the funding vehicle for all of the annual and certain long-term compensation paid to the designated executive officers selected to participate in the plan.

Performance Formula; Maximum Fund Amount
The Executive Performance Plan includes a performance formula that is approved by shareholders and will not be changed without shareholder approval. The Company's performance for each plan year is then used to calculate the maximum potential award fund for all awards under the Executive Performance Plan. The maximum fund amount for all awards for any plan year under the Executive Performance Plan will be three percent of DTE Energy Company Adjusted Net Income for that year. "DTE Energy Adjusted Net Income" is DTE Energy Net Income adjusted to subtract Net Income for the Energy Trading reporting segment for that year. "DTE Energy Net Income" is defined as the Company's profit as reported on the Company's Consolidated Statements of Operations under the heading "Net Income Attributable to DTE Energy Company" in the Company's audited financial statements as filed with the SEC in the Company's Form 10-K for the relevant year. Net Income for the Energy Trading reporting segment is reported in the "Energy Trading" subsection of the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section as disclosed in the Company’s Form 10-K for the relevant year, based on information reported in the Company's audited financial statements as filed with the Company's Form 10-K. For 2014, DTE Energy's Adjusted Net Income equaled $783 million. Therefore, if the Executive Performance Plan had been in effect for the 2014 fiscal year, the maximum fund amount would have been $23.49 million.
Applicable Officers and Allocations
Not later than the ninetieth day of each calendar year, the O&C Committee will determine (a) which executive officers will participate in the Executive Performance Plan for that calendar year (the "Applicable Officers") and (b) the individual maximum award allocated to each Applicable Officer as a percentage of the maximum award fund. Under the terms of the Executive Performance Plan, no single Applicable Officer may be allocated or receive an award of more than fifty percent of the maximum award fund. After the end of a calendar year, when the Company's final Adjusted Net Income result for that year is available, the O&C Committee will determine the maximum individual award amount for each Applicable Officer based on those allocation percentages. The O&C Committee has the ability to apply negative discretion to adjust the final awards down (but never up) from that maximum individual amount based on the results of separate performance goals approved by the O&C Committee for that Applicable Officer.

At its February 12, 2015 meeting, the O&C Committee identified the Applicable Officers and their individual allocation percentages of the maximum award fund for the 2015 plan year. At its February 4, 2015 meeting, the O&C Committee reviewed and in some cases, updated, each named executive officer's individual performance goals under Annual Incentive Plan and Long-Term Incentive Plan for 2015, which were disclosed in a Form 8-K filed with the Commission on December 5, 2014 and amended on February 5, 2015. If the Executive Performance Plan is approved by the Shareholders, it will replace the Annual Incentive Plan with respect to annual incentive compensation payable to the Applicable Officers. The O&C Committee will apply each Applicable Officer's 2015 individual performance goals originally set under the Annual Incentive Plan when determining the amount of the Applicable Officer's 2015 award under the Executive Performance Plan. It is the intention of the O&C Committee that total compensation awarded to each Applicable Officer under the Executive Performance Plan for any year will not exceed the total of (a) the amount that would have been awarded to the Applicable Officer for that year under the

Annual Incentive Plan and (b) the value of restricted stock (and dividends) vested under the Long Term Incentive Plan in that year.

If the Executive Performance Plan is not approved by the shareholders, each Applicable Officer's will continue to participate in the Annual Incentive Plan for 2015 and any compensation awarded to the Applicable Officer under the Annual Incentive Plan will be determined based on the Applicable Officer's performance against his individual performance goals; and the Company's ability to deduct both (a) any 2015 awards under the Annual Incentive Plan and (b) restricted stock (and related dividends) which vests in 2015 will be subject to Section 162(m).

New Plan Benefits
The following table sets forth the Applicable Officers as determined by the O&C Committee for 2015 and their allocation percentages of the maximum award fund:

Gerard M. Anderson	45%
Chairman and Chief Executive Officer
Peter B. Oleksiak	10%
Senior Vice President and Chief Financial Officer
Steven E. Kurmas	15%
President and Chief Operating Officer
David E. Meador	15%
Vice Chairman and Chief Administrative Officer
Gerardo Norcia	15%
Group President and President of DTE Electric Company and Chief Executive Officer of Gas Storage and Pipelines

Because the calculation of the awards under the Executive Performance Plan is based upon the future performance of the Company for a year that has not completed and is further subject to the negative discretion of the O&C Committee, it is not possible to determine the amount of compensation that will be received by each Applicable Officer for 2015. Similarly, because the designation of Applicable Officers and the allocation of the maximum award fund for each year is solely within the discretion of the O&C Committee, it is not possible to identify the Applicable Officers that will participate in the Executive Performance Plan in future years or any allocations of the maximum award fund under the Executive Performance plan for future years.

Shareholder Approval
The Executive Performance Plan must be approved by shareholders by an affirmative vote of a majority of the votes cast. The Board proposes that shareholders approve the Executive Performance Plan to support the Company's ability to take the maximum permissible tax deduction for incentive compensation paid by the Company.

"RESOLVED, that the shareholders approve the DTE Energy Company Executive Performance Plan as set forth in Exhibit A to the Company's 2015 Proxy Statement."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL NO. 5
SHAREHOLDER PROPOSAL
POLITICAL CONTRIBUTIONS DISCLOSURE
The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Police Pension Fund and the New York City Teachers’ Retirement System (together, the "New York City Systems"), which beneficially owned an aggregate of 190,960 shares of the Company’s common stock as of October 20, 2014. The proposal, along with the supporting statement, is included below. The New York City Systems’ request was submitted by Scott M. Stringer, Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341 on behalf of the Boards of Trustees of the New York City Systems.
The following proposal and supporting statement were submitted by the New York City Systems:
Shareholder Proposal and Supporting Statement

Resolved, that the shareholders of DTE Energy Company ("DTE Energy" or "Company") hereby request that the Company provide a report, updated semiannually, disclosing the Company's:
1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. . Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a. The identity of the recipient as well as the amount paid to each; and
b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting.

Stockholder Supporting Statement

As long-term shareholders of DTE Energy, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in a political campaign under the Internal Revenue Code.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court said in its Citizens United decision: ("D)isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages."

Publicly available records show that DTE Energy spent at least $16.9 million to intervene in elections since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

While our Company makes some policy on political spending publicly available, it does not disclose how much it gave to whom, directly or indirectly.

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. This may be especially true for DTE Energy, which the Political Economy Research Institute included among the Toxic 100 Air Polluters, the Greenhouse 100, and the Toxic 100 Water Polluters lists of 2013. In addition, one of our Company's growing businesses is building and operating natural gas pipelines across the United States, which remains an area that is ripe for public controversy.

Relying on publicly available data does not provide a complete picture of a company's political spending. This proposal asks DTE Energy to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of its peers, including Noble Energy, Exelon Corp., and ConocoPhillips, that support political disclosure and accountability and present this information on their websites.

The Company's Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors Response

THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

DTE Energy has a long tradition as a responsible corporate citizen and is committed to complying with the law regarding political contributions and expenditures. The Board believes the Company has a responsibility to shareholders to be engaged and to participate in the political process with respect to issues that affect the Company or are significant to our business. The Board also believes that it is in the best interests of our shareholders to support the legislative process by making corporate political contributions to organizations when such contributions are consistent with the Company's business objectives and are permitted by federal, state and local laws.

This shareholder previously submitted substantially the same proposal in connection with each of our Annual Meetings of Shareholders since 2008 and the Board opposed the proposal on all occasions. The Company expanded its political contribution information and disclosures on our website prior to the 2008 Annual Meeting of Shareholders. Since the time that the proponent began submitting the proposal, beginning in 2008, it has been considered seven times and has never received more than 34% of the vote in favor of the proposal.

The Board continues to believe that adoption of this resolution is unnecessary. Information about, and links to, publicly available information concerning political contributions are available on our website at https://www2.dteenergy.com/wps/portal/dte/aboutus/investors/details/Corporate%20Governance/Political%20Participation/ and available through various political contribution disclosure laws.

In addition, the Company has adopted a formal policy on corporate political participation that applies to all employees of the Company and its subsidiaries and is incorporated in our daily business practices. A copy of this policy is available on our website at https://www2.dteenergy.com/wps/wcm/connect/19fb394c-3671-482b-8b2f-16caba89065f/politicalParticipation.pdf?MOD=AJPERES&CACHEID=19fb394c-3671-482b-8b2f-16caba89065f. Among other things, the policy provides as follows:

A. Corporate Contributions - Our policy mandates that corporate contributions to political organizations be made only as permitted by applicable laws and authorized by our Vice President - Corporate & Government Affairs. Disclosure of the aggregate amount of these contributions will be annually posted on our website.

B. Political Action Committee Contributions - Political contributions to federal, state and local candidates, political party committees, and political action committees are made by the DTE Energy Political Action Committee ("PAC"), which is funded by voluntary contributions from eligible DTE Energy employees. The PAC's activities are guided by a steering committee comprised of PAC members elected by all PAC members and are subject to comprehensive regulation, including detailed disclosure requirements. PAC contributions are reported to the Federal Election Commission and the Michigan Secretary of State's Bureau of Elections. Links to these organizations are available on our website.

C. Trade Associations - DTE Energy belongs to a number of trade associations that participate in the political process. DTE Energy's sole purpose in becoming a member of these trade associations is not for political purposes, as DTE Energy may not agree with all positions taken by trade associations on issues. The benefits that DTE Energy does receive from trade associations are primarily expertise and the ability to gain insight on industry setting standards. Our policy on political participation provides that DTE Energy will request that trade associations to which our dues or other payments are significant provide a breakdown of the portion of our dues or payments that were used for political contributions. This information is included in the annual Board report of PAC and political activities.

D. Board Oversight - The Company's political activities are reviewed annually by the Public Policy and Responsibility Committee of the DTE Energy Board of Directors. We believe this oversight process ensures accountability and transparency for the Company's corporate political activities.

Given the Company's policy on corporate political participation discussed above and the mandatory public disclosure requirements already required under the law, the Board has again concluded that the Company's policy and disclosures exceed what is required by the law. This, coupled with ample public information regarding DTE Energy's political participation, appropriately addresses the concerns cited in the New York City Systems' proposal.

The Company supports many of the objectives expressed in the shareholder proposal, however, the Board believes that the level of specific disclosure requested by the proposal could have unintended consequences and could hinder DTE Energy's ability to pursue its business and strategic objectives. For example, disclosing specific contributions made to political parties, committees and other organizations could lead to increased requests to the Company for contributions from other such organizations with similar or opposing views. Additionally, such disclosure would make it easier for competitors and opponents to discern the Company's public policy and political strategies which could have negative consequences for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS DISCLOSURE.

PROPOSAL NO. 6
SHAREHOLDER PROPOSAL
PROXY ACCESS

The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees' Retirement System and the New York City Fire Department Pension Fund (together, the "New York City Funds"), which beneficially owned an aggregate of 315,582 shares of the Company’s common stock as of October 20, 2014. The proposal, along with the supporting statement, is included below. The New York City Funds’ request was submitted by Scott M. Stringer, Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341 on behalf of the Boards of Trustees of the New York City Funds.
The following proposal and supporting statement were submitted by the New York City Funds:
Shareholder Proposal and Supporting Statement

RESOLVED: Shareholders of DTE Energy Company (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card. The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:
a) have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;
b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and
c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.
The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.
SUPPORTING STATEMENT
We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute's 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would "benefit both the markets and corporate boardrooms, with little cost or disruption."

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)
The proposed bylaw terms enjoy strong investor support - votes for similar shareholder proposals averaged 55% from 2012 through September 2014 - and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.
We urge shareholders to vote FOR this proposal.

Board of Directors Response

THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

The Board has carefully considered the proposal and believes its adoption is not in the best interest of the Company or its shareholders. The Company’s existing corporate governance policies and practices not only provide shareholders the ability to meaningfully and effectively communicate their opinions to the Board, but also ensure that the Board is accountable to shareholders. The Board and the Corporate Governance Committee have developed membership criteria and processes for identifying and recommending director candidates. The Corporate Governance Committee is responsible for selecting and recommending director nominees to the Board for Board approval and for shareholder election. It does so by assessing the appropriate skills and characteristics that are required of a candidate to meet the director qualifications approved by the Board. This assessment includes, among other things, a candidate’s ability to exercise sound judgment, experience, independence and understanding of the Company or related industries. The Board believes that its membership should reflect a diversity of experience, gender, race, ethnicity and age. Candidates recommended by shareholders are also considered and evaluated based on this rigorous assessment. As such, the Company believes that the proposal is unnecessary given the measures already established by the Corporate Governance Committee and the Board.

Moreover, the Company’s Bylaws provide for majority voting in the election of directors in uncontested elections, which measure serves to ensure that the Board is accountable to all shareholders. In contrast, proxy access would undermine majority voting since it would result in a contested election that would require directors to be elected by a simple plurality vote.

The Board and the Corporate Governance Committee are therefore best suited to evaluate and assess the qualifications of potential director nominees and determine whether a particular director candidate will contribute to an effective and well-rounded Board that is transparent and represents the best interests of all shareholders and the Company. Allowing shareholders to nominate candidates for director in the Company’s proxy statement would undermine the director selection process and measures established by the Board and the Corporate Governance Committee.

Directors who serve on the Board and the Corporate Governance Committee owe fiduciary duties to act in the best interests of the Company and its shareholders, and are guided by these duties in selecting director candidates with the long-term interests of shareholders in mind. In contrast, under the proposal, groups of nominees, who do not owe a similar fiduciary duty and without regard to the best interests of the Company or its shareholders, representing divergent minority interests with short-term focuses, could be elected. Proxy access would allow a shareholder with a special interest to use the proxy access to advance a specific agenda rather than the best interest of all shareholders, which would ultimately result in a far less effective and unstable Board. In fact, in striking down the SEC’s proxy access rule, the U.S. Court of Appeals for the District of Columbia Circuit (the "DC Court") specifically noted that the SEC had failed to adequately assess that investors with special interests may use the proxy access rule as leverage to gain concessions, without regard to shareholder value.

Proxy access serves to facilitate proxy contests that can be costly and disruptive, creating an uneven playing field in which the Company and, ultimately, all shareholders bear substantial expense to solicit proxies. Meanwhile, the shareholder nominee needs to expend little resources to promote its candidacy. Each year, the Company bears the expense of preparing, filing and distributing proxy materials, and the threat of a contested election would force the Company to consider whether to make concessions or potentially bear additional costs associated with a contested election, including increased expenses resulting from additional campaigns to inform shareholders of the reasons a particular shareholder nominee should not be elected. Contested elections are not only costly, but also disruptive events for companies that divert the Board's and management’s time and efforts away from the normal business operations. In overturning the SEC’s proxy access rule, the DC Court expressly stated that the SEC had failed to adequately assess the expense and distraction that proxy contests would entail.

Further, the proposal's 3% ownership requirement is too low, and does not reflect an ownership level that is consistent with the long-term interests of the majority of the Company's shareholders. Candidates who are placed into nomination by holders of as little as 3% of the shares would need only to win a plurality of votes to be elected in a contested election, and then may have incentives to serve the special interests or particular agendas of those 3% holders and fail to represent the best interests of the Company's shareholders as a whole.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO PROXY ACCESS.

PROPOSAL NO. 7
SHAREHOLDER PROPOSAL
DISTRIBUTED GENERATION

The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of State of New York, as custodian and trustee of the New York State Common Retirement Fund (the "New York State Fund") and the administrative head of the New York State and Local Retirement System. The Fund beneficially owned an aggregate of 543,185 shares of the Company’s common stock as of November 10, 2014. The proposal, along with the supporting statement, is included below. The New York State Fund’s request was submitted by Thomas P. DiNapoli, Comptroller of the State of New York, 59 Maiden Lane, New York, New York 10038 on behalf of the New York State Fund.
The following proposal and supporting statement were submitted by the New York State Fund:
Shareholder Proposal and Supporting Statement

Whereas:
In May 2014, Barclays downgraded bonds for the entire U.S. electric utility sector due to risk of rapidly improving solar power and energy storage technologies.
An August 2014 report by UBS highlights that solar systems and batteries will be disruptive technologies for utilities due to steeply declining costs and estimates that, by 2020, the unsubsidized payback time will be as low as 6-8 years for homeowners making a combined investment in an electric vehicle and a solar power system with battery storage.
In a recent analysis, Deutsche Bank predicts solar PV will reach grid parity in 47 U.S. states as soon as 2016, assuming today's 30 percent solar investment tax credit (ITC) is extended.
94% of international industry representatives surveyed by PricewaterhouseCoopers predict that the power utility business model will be either completely transformed or significantly changed between today and 2030.
A November 2014 Moody's report indicated that "a proactive regulatory response to distributed generation is credit positive as it gives utilities improved rate designs and helps in the long-term planning for their infrastructure."
Navigant Research indicated that: "Utilities that proactively engage with their customers to accommodate distributed generation - and even participate in the market themselves - limit their risk and stand to benefit the most."
Utilities already capitalizing on providing distributed solar generation to customers include: Duke Energy and NRG Energy. Many other utilities work with third-party solar system providers to reduce electric bills for customers while also reducing greenhouse gas emissions.
The U.S. EPA recently released its proposed Clean Power Plan that would require states to achieve 30% greenhouse gas (GHG) reductions on average nationwide, listing renewable energy as a key pillar of the plan.
The IPCC estimates that a 50% reduction in GHG emissions globally is needed by 2050 (from 1990 levels) to stabilize global temperatures, entailing a U.S. target reduction of 80%.
In a recently released report ranking 32 of the largest investor-owned utilities in the U.S., DTE Energy ranked 16th on renewable energy sales as a percentage of 2012 electricity sales, and 17th on cumulative annual energy savings as a percentage of total retail sales due to investments in energy efficiency.
Resolved: With board oversight, assess how DTE Energy is adapting (or could adapt) its business model to enable increased deployment of distributed low-carbon electricity generation resources as a means to reduce societal greenhouse gas emissions and protect shareholder value, and report to shareholders (at reasonable cost and omitting proprietary information) by September 1st, 2015.

Board of Directors Response

THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

The Company takes its responsibility for environmental stewardship seriously. The Company’s strategy is designed to meet Michigan’s energy needs while protecting the environment. The Company's electric utility subsidiary, DTE Electric Company ("DTE Electric") distributes and sells electricity to approximately 2.1 million residential, commercial and industrial customers in southeastern Michigan, generates electricity from a variety of assets including renewable sources and purchases electricity from electricity generators, suppliers and wholesalers.

The State of Michigan has set a statutory renewable energy requirement for electricity providers like DTE Electric, requiring DTE Electric to source 10% of the electricity sold by DTE Electric from renewable sources by the end of 2015, and DTE Electric is in a position to meet this goal from a mix of renewable sources including solar and wind. As of December 31, 2014, DTE Electric owned or contracted for 1000 MW of electrical generation capacity from renewable energy sources, primarily from wind turbines. DTE Energy provides detailed public information about its renewable energy programs on its website: http://www.dtecitizenship.com/environment-renewables.html.

The Board and the Public Policy and Responsibility Committee oversee the Company's policies and practices in these areas and the Company is on track to meet State of Michigan's renewable portfolio requirements. The Company produces reports on its renewable energy plans and investments for review by shareholders and all interested parties on the Company website. http://www.dtecitizenship.com/environment-renewables.html. The Board believes that preparation of the requested report would be duplicative and an unnecessary waste of Company resources.

The Company is committed to being a good corporate citizen and keeping the State of Michigan clean and green. It is a member of the State of Michigan's Clean Corporate Citizen (C3) program, which is designed to honor and recognize businesses that have demonstrated strong environmental stewardship throughout their operations. To be designated a C3, facilities must have a comprehensive and facility-specific environmental management system that sets targets and objectives for continual environmental improvement, pollution prevention programs focusing on reduce, reuse, recycle, and a history of compliance with environmental regulations.
Under Michigan law, DTE Electric is required to develop and file an integrated resource plan annually with the objective of identifying the mix of resources necessary to meet future energy needs efficiently and reliably at the lowest reasonable cost while considering the uncertainties related to current and future regulations. These reports may be accessed through the Michigan Public Service Commission’s website. Through these reports and disclosure on our website, we keep our customers, shareholders and stakeholders informed of the Company’s approach and commitment to renewable energy, which includes distributed low-carbon electricity generation resources.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO DISTRIBUTED GENERATION.

PROPOSAL NO. 8
SHAREHOLDER PROPOSAL
INDEPENDENT BOARD CHAIRMAN
The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by John Chevedden of 2215 Nelson Ave, No. 205, Redondo Beach, CA 90278, who beneficially owned not less than 50 shares of the Company’s common stock as of October 22, 2014. The proposal, along with the supporting statement, is included below.

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.
When our CEO is our board chairman, this arrangement can hinder our board's ability to monitor our CEO's performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.
This topic is of additional importance for DTE because our Lead Director, Lillian Bauder, had 28-years long tenure. GMI Ratings, an independent investment research firm, said a long-tenured director can form relationships that may compromise the director's independence and therefore hinder the ability to provide effective oversight. Additionally 3 more of our directors had long tenure of 11 to 15 years: Charles Pryor, Gail McGovern and Josue Robles. And these directors held 5 of the 11 seats on our key board committees - further extending their influence.
An added incentive to vote for this proposal is our Company's clearly improvable corporate governance as reported in 2014:
GMI Ratings, an independent investment research firm, reported $10 million in 2013 Total Realized Pay for Gerard Anderson. Mr. Anderson's annual incentives did not rise or fall in line with annual performance. Unvested equity pay would not lapse upon CEO termination.
Ruth Shaw again chaired our executive pay committee and received our highest negative votes. Charles McClure, on our audit committee, was negatively flagged by GMI due to his involvement with the Intermet board when it went bankrupt. GMI said DTE's C02 intensity ratio was significantly higher than its sector peers.
Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:
Board of Directors Response

THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

Rather than adopting an across-the-board requirement that the CEO always serve as Chairman or that the Chairman always be an independent director without regard to Company-specific circumstances or the use of a robust Presiding Director function, shareholder interests are best served when the Board has the flexibility to consider the specific circumstances and determine the optimal Board leadership structure appropriate from time to time. The Company’s current leadership structure, which is regularly reviewed by the Board and includes an independent Presiding Director and other governance features, already provides the independent leadership and oversight of management sought by the proponent. Effective corporate governance is best achieved by preserving the Board’s ability to determine on a case-by-case basis a leadership structure that will work best for the Company and its shareholders taking into account the unique dynamics and set of circumstances facing senior management, shareholders and the Board at any given time.

The Company’s Bylaws provide that the Chairman may simultaneously serve as the Chief Executive Officer of the Company. The Board has implemented a robust Presiding Director function to be in place during such periods when the Chairman is not an independent director and in 2014, the Board increased the authority of the Presiding Director to include final approval of Board meeting agendas. The Board believes it is in the best interests of the Company and its shareholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on the Company's circumstances. The Board has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. The Board’s Mission and Guidelines and various committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. Implementing this proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner.

The Board recognizes the importance of, and already provides, the independent oversight of senior management sought by the proponent. A vast majority of our current directors - twelve of thirteen - are independent directors, and all of the Board committees are composed solely of independent directors. The independent directors also elect a Presiding Director annually from among the independent directors. The Presiding Director has clearly delineated and comprehensive duties that are described in detail on page 13, and include:

•	Calling regularly scheduled executive sessions of independent directors and presiding at such sessions;

•	Providing feedback regarding executive sessions, as appropriate, to the Chairman and the CEO;

•	Reviewing shareholder communications addressed to the Board or to the Presiding Director;

•	Approving board meeting agendas, after consulting with the Chairman and the CEO;

•	In consultation with the Board, retaining independent advisors on behalf of the Board; and

•
Participating in the Organization and Compensation Committee's annual review and approval of the CEO's performance goals and objectives and evaluation of the CEO's performance results against those goals.

•	Any shareholder also can communicate with the Presiding Director or any of the other directors in the manner described on page 15.

The Board also has a strong committee structure and prior to each committee meeting, each of the committee chairs (all of whom are independent directors) reviews the agenda and materials to be covered at the upcoming meeting with various members of management. In addition, the independent directors have significant input into upcoming meeting agendas: at each committee meeting, all of the members of that committee are provided the opportunity to review and comment on the agendas for the committee meetings scheduled to occur up to twelve months in the future.

In addition to the oversight measures described above, the Corporate Governance Committee, on which the CEO and Chairman does not sit, oversees an annual performance evaluation of the Board. The Corporate Governance Committee also develops and recommends the Board’s governance policies and practices, such as the robustness and effectiveness of the Presiding Director structure during periods when the Chairman is not an independent director, such as the present time.

The Company also has other strong governance practices which make mandated separation of the Chairman and CEO roles unnecessary. The Company has a declassified Board, annual election of the Chairman by the Board, majority vote standard in uncontested director elections, simple majority vote to approve amendments to the Bylaws and established Board Mission and Guidelines that are publicly available on our website at www.dteenergy.com. An overview of the Company’s other strong governance practices is provided on page 1.

The current Board composition fully complies with current laws pertaining to corporate governance, including the Sarbanes-Oxley Act of 2002, the Michigan Business Corporation Act, regulations of the SEC and the listing standards of the New York Stock Exchange. If, in the future, the independent directors of the Board determine that it is in the best interests of the Company and its shareholders for a person other than the CEO to perform the role of Chairman, the Board has the flexibility under the Company’s Bylaws to elect an independent director to fulfill that role.

We believe that the rigid policy proposed by the shareholder would unduly impair the Board’s flexibility to determine the optimal Board leadership structure and select the individual it deems best suited to serve as Chairman depending on the circumstances. We believe that preserving such flexibility for your Board, while maintaining an effective, balanced corporate governance structure, will continue to best serve the interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO AN INDEPENDENT BOARD CHAIRMAN.

CONSIDERATION OF ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Company believes in compensation that is competitive with our peers, has a meaningful performance component and that has equity-based elements to encourage executives to have an ownership interest in the Company. Our performance-based compensation programs result in a majority of the compensation of our Named Executive Officers (as identified below) being linked to the achievement of a combination of short- and long-term Company and personal goals and shareholder value creation.

The following elements comprise the total compensation awarded to our Named Executive Officers: base salary, cash-based annual incentive awards, and equity-based long-term incentive awards consisting of performance shares and restricted stock.

•
The objective of base salary is to provide a stable, fixed source of income that reflects an executive's job responsibilities, experience, value to the Company and demonstrated performance. We target median base salaries for our peer group, taking into account differences in company size within the peer group.

•
Our annual incentive awards are intended to compensate individuals yearly based on the achievement of specific near-term, annual goals, which are established at the beginning of each year and approved by the O&C Committee. The Board and management have identified several priority areas that management and the Board discuss regularly when reviewing Company performance. Our performance measures for annual incentive awards are the measurements that the Board uses to track progress in these key priority areas. Achievement of these performance objectives is a critical measure of the Company’s progress towards its goal of becoming the best-operated energy company in North America. The measures vary among the Named Executive Officers to reflect the different areas of the Company's business for which each Named Executive Officer has responsibility.

•
Our long-term incentive awards are used to align executive actions with long-term management and shareholder objectives, providing rewards consistent with the creation of shareholder value. Our plan is designed to help retain executives over time and ensure they have a strong sense of ownership in the Company.

At its meeting in February 2015, the Board approved the Company’s Executive Performance Plan, the material terms of which are being submitted for shareholder approval at the 2015 Annual Meeting. The participants in the new plan include the Company's most senior officers, including our Named Executive Officers. The performance formula under the Executive Performance Plan establishes the maximum total award fund available for 2015, and the O&C Committee approved the individual maximum award that may be allocated to each Applicable Officer as a percentage of the 2015 maximum award fund under the new plan. The Executive Performance Plan is intended to serve as an umbrella plan to ensure that any performance incentives paid in cash or stock, or both, and restricted stock and dividends thereon paid to officers who are subject to Section 162(m) will be fully tax-deductible. The Executive Performance Plan will serve as the funding vehicle for annual and long-term compensation paid to such officers based on the pre-approved objective performance-based formula set forth in the Executive Performance Plan. The formula will determine the maximum award fund, if any, for potential payouts to the Applicable Officers, and the O&C Committee will annually determine the allocation of that maximum award fund among the Applicable Officers. The maximum potential allocation to any individual officer is subject to downward adjustment in the exercise of negative discretion by the O&C Committee when evaluating relevant performance factors applicable to that officer. The new plan is discussed in more detail in connection with Proposal 4 on page 35.

We provide certain supplemental retirement programs for our executives which are not available to other salaried employees and our executives participate in the same group health benefit programs as other salaried employees. Our executives are allowed limited perquisites, generally not available to our other employees, as a matter of competitive practice and as a retention tool.

We target all elements of our compensation programs to provide compensation and benefit opportunity at the median of our peer group, taking into account differences in company size within the peer group. Actual payouts under these programs can be above or below the median based on Company and personal performance. The O&C Committee periodically reviews the level of compensation and benefits provided to executives against a peer group to assure they are reasonable and consistent with our overall compensation objectives.

Overview

Your understanding of our executive compensation program is important to us. The goal of this Compensation Discussion and Analysis is to explain:

•	Our compensation philosophy and objectives for executives of the Company, including our Named Executive Officers;

•	The roles of our O&C Committee and management in the executive compensation process;

•	The key components of the executive compensation program; and

•	The decisions we make in the compensation process that align with our philosophy and objectives.

Throughout this Proxy Statement, the term "Named Executive Officers" means: (1) the Chairman of the Board and Chief Executive Officer, Gerard M. Anderson; (2) the Senior Vice President and Chief Financial Officer, Peter B. Oleksiak; (3) the President and Chief Operating Officer, Steven E. Kurmas; (4) the Vice Chairman and Chief Administrative Officer, David E. Meador; and (5) the Group President of our Company, and the President and Chief Operating Officer of DTE Electric and Gas Storage and Pipelines, Gerardo Norcia. In addition, the term "executive" includes the Named Executive Officers, other key employees of the Company as designated by management from time to time and Executive Officers as defined by the Exchange Act.

Philosophy and Objectives

Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We will continue to emphasize performance-based compensation for results that are consistent with shareholder and customer interests. The main objectives underlying this philosophy are:

•	Compensation must be competitive in order to attract and retain talented executives - data from peer group companies are taken into consideration when analyzing our compensation practices and levels;

•
Compensation should have a meaningful performance component - a portion of an executive's total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive's individual performance; and

•	Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.

Role of the Organization and Compensation Committee

The Board has a long-standing process for determining executive compensation that is performance-based, objective, and transparent. The process is designed to serve the purpose of recruiting, retaining and motivating executives for the benefit of shareholders and customers. The Board delegates to the O&C Committee the responsibility to determine and approve the CEO's compensation, and to approve the compensation of certain other executives. The O&C Committee makes all decisions regarding compensation for the Named Executive Officers. Although the responsibilities have been delegated, the entire Board maintains oversight and receives direct reports after each O&C Committee meeting.

The O&C Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the O&C Committee makes. Generally, the O&C Committee is responsible for our executive compensation programs throughout the enterprise (including subsidiaries). The O&C Committee responsibilities are more fully detailed in its charter, which is available at https://www2.dteenergy.com/wps/portal/dte/aboutus/investors/details/Corporate%20Governance/Board%20Committee%20Charters. The O&C Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. To the extent necessary, the O&C Committee also works with other Board committees to review or approve reports, awards and other matters relating to compensation. For example, the Finance Committee reviews the financial components of performance measures and metrics, the Corporate Governance Committee assists in the review of this Compensation Discussion and Analysis and the Audit Committee reviews the internal controls over the data reported herein.

The O&C Committee uses information from several external sources to monitor and achieve an executive compensation program that supports our business goals and attracts executives whose performance will be measured against those goals. Under the new Executive Performance Plan, the O&C Committee will annually allocate a percentage of the overall maximum award pool established under that plan to each Applicable Officer and retains the discretion to reduce the maximum award payable to any individual Applicable Officer based on the results of the performance goals established by the committee for that officer.

Independent outside consultants and external information enable the O&C Committee to maintain impartial decision-making regarding performance and pay. The O&C Committee annually reviews each component of the Named Executive Officers' compensation and is advised directly by the outside compensation consulting firm, discussed in further detail below, in connection with such review. The O&C Committee, based on input from its consultant and management and a review of competitive data from peer group companies (as discussed below), believes that the current structure is appropriately balanced and competitive to accomplish the important tasks of recruiting, retaining, and motivating talented executives in the energy industry in which we compete.

The O&C Committee also reviews and considers the results from the most recent shareholder advisory vote on executive compensation. At the 2013 and 2014 annual meetings, 91% and 93%, respectively, of voting shareholders approved the compensation of the Named Executive Officers. These results reinforce the O&C Committee's confidence in the Company's current compensation structure and no major changes to that structure are recommended for 2015 as a result of such vote.

Independent Review of Compensation Program - The O&C Committee directly employs an outside consulting firm, Mercer Human Resources Consulting LLC ("Mercer HR"), a subsidiary of Marsh & McClennan Companies, Inc. ("Marsh"), to advise the O&C Committee on various executive compensation matters, including current compensation trends. Mercer HR also provides objective recommendations as to the design of our executive compensation program. Mercer HR reports directly to the O&C Committee. Use of this outside consultant is an important component of the compensation setting process, as it enables the O&C Committee to make informed decisions based on market data and practices. The representative from Mercer HR, who is considered a leading professional in the compensation field, attends O&C Committee meetings, meets with Committee members in executive session and consults with the members as required and provides input with regard to the CEO's compensation and performance.

Mercer HR has served as the O&C Committee's outside consultant since 2002. The O&C Committee has determined Mercer HR to be an independent consultant. Mercer HR has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. The lead consultant and partner in charge for Mercer HR, who provides executive compensation consulting services to the O&C Committee, does not provide any other services to the Company. To help ensure that the consultant maintains the highest level of independence from the Company, all work performed by Mercer HR and its affiliates (a) which falls outside the scope of work performed for the O&C Committee on executive compensation matters, and (b) which has a total cost of $750,000 or greater, requires pre-approval by the O&C Committee based upon the recommendation of management.

In 2014, we paid Mercer HR $92,193. In addition, in 2014 the Company paid $975,966 for services unrelated to human resources consulting to affiliates of Mercer HR. In 2014, the O&C Committee followed its process to pre-approve certain work awarded to affiliates of Mercer HR.

Management's Role
Our management works closely with the O&C Committee in the executive compensation process. Excluding the CEO's compensation, management's responsibilities include:

•	Recommending performance measures and metrics that are formulated based on our corporate strategy and priorities;

•	Reporting executive performance evaluations;

•	Recommending base salary levels and other compensation, including equity awards; and

•	Recommending appointment of executives.

The CEO's compensation is determined solely by the O&C Committee, which bases its decisions on performance and market studies along with participation and recommendations from its independent outside consultant.

Compensation and Peer Group Assessment - Each component of executive compensation (see "Key Components of Executive Compensation" below) is compared, measured and evaluated against a peer group of companies. The O&C Committee approves the peer group and periodically reviews and updates the companies included in that group. Management also retains an external consulting firm to conduct a market study covering compensation practices for similar positions in the peer group. The most recent study was completed in September 2014 by Aon Hewitt, whose comprehensive data base included all of our desired utility/energy peer companies and also included data for most of our utility/energy-related executive positions.

The most recent peer group study was approved by the O&C Committee in June 2012. That peer group study, which is applicable for 2014, consisted of the companies listed below. Most of these companies, along with DTE Energy, participate in the same independent compensation surveys. The surveys provide data needed for accurate compensation comparisons. The peer group consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy companies selected on the basis of revenues, financial strength, geographic location and availability of compensation information. The O&C Committee reviews the peer group data when making compensation decisions relating to the Named Executive Officers and the Company's mix of compensation components.

Utility/Energy Companies	Non-Energy Companies
Ameren Corporation	Cummins Inc.
American Electric Power Company, Inc.	Eaton Corporation
CenterPoint Energy, Inc.	Kellogg Company
CMS Energy Corporation	Masco Corporation
Dominion Resources, Inc.	Owens Corning
Duke Energy Corporation	PPG Industries, Inc.
Edison International	The Sherwin-Williams Company
Energy Future Holdings Corp.	TRW Automotive Inc.
FirstEnergy Corp.	Whirlpool Corporation
NextEra Energy, Inc.
NiSource Inc.
PG&E Corporation
PPL Corporation
Public Service Enterprise Group (PSEG)
SCANA Corporation
Sempra Energy
The Southern Company
Xcel Energy, Inc.

Key Components of Executive Compensation

The key components of the compensation program include the following:

•	Base Salary

•	Annual and Long-Term Incentive Plans

•	Retirement and Other Benefits

•	Post-Termination Agreements (Severance and Change-In-Control)

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation and benefits program is applied consistently to our Named Executive Officers, including the CEO. Differences in compensation between the CEO and the other Named Executive Officers are due, in part, to an analysis of peer group benchmark data, as well as differences in the responsibilities of each Named Executive Officer. We review each element of total compensation, both individually and on a combined basis, for each Named Executive Officer and make adjustments as appropriate based on these comparisons. The following is a more detailed discussion of the components of the Company's executive compensation program:

Base Salary
The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company, and demonstrated performance. When setting individual base salary levels, we consider several factors, including (i) the market reference point for the executive’s position, (ii) the responsibilities of the executive’s position, (iii) the experience and performance of the executive, and (iv) retention issues. Market reference points target the median for most positions, adjusted to take into account differences in company size within the peer group. In addition, we establish midpoints for each executive group level for determining base salary for those executives whose jobs cannot be easily matched in the marketplace. These midpoints are consistent with the market reference points for other executives in the same executive group. Annually, we review these midpoints to ensure they are consistent with the market and make salary adjustments, when appropriate.

Annual and Long-Term Incentive Plans

We have two primary incentive plans that reward executives for performance, and we have proposed a third plan for shareholder approval at this meeting. The plans are consistent with our objectives of tying compensation to performance and encouraging executives to align their interests with those of the shareholders and customers of the Company. The DTE Energy Company Annual Incentive Plan allows us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed in the prior year. The DTE Energy Company Long-Term Incentive Plan allows us to grant executives long-term equity incentives to encourage continued employment with DTE Energy, to accomplish pre-defined long-term performance objectives and create shareholder alignment. On May 1, 2014, shareholders approved the amended and restated DTE Energy Company Long-Term Incentive Plan, which replaced the DTE Energy Company 2006 Long-Term Incentive Plan.

As discussed above, the Board is recommending that shareholders approve a new Executive Performance Plan for our most senior officers, including the NEOs. To support the performance-based objectives of our compensation program, corporate and business unit goals and measures are established each year based on factors deemed necessary to achieve our financial and non-financial business objectives. If approved by Shareholders, starting with the 2015 plan year, the Executive Performance Plan will set a maximum award fund in any year of 3% of DTE Energy Adjusted Net Income for annual incentive compensation and restricted stock vested under the LTIP for the Applicable Officers named by the O&C Committee for that year. The Executive Performance Plan is designed to improve the performance-based nature of our compensation and to address compliance with the requirements of Section 162(m) of Internal Revenue Code which, as explained below, limits the federal income tax deduction for compensation in excess of certain amounts. Actual payouts under the plan will be based on allocations of the maximum award fund made by the O&C Committee to each applicable officer and the O&C Committee’s consideration of relevant performance factors and, where applicable based on those performance factors, the exercise of negative discretion to reduce the maximum amount payable to any individual senior officer. It is the intention of the O&C Committee that total compensation awarded under the Executive Performance Plan in any year for the applicable officers will not exceed the amounts that would have been awarded under the Annual Incentive Plan for that year and vesting of restricted stock under the Long-Term Incentive Plan in that year.

We believe the current mix among base salary, the Annual Incentive Plan and the Long-Term Incentive Plan is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within DTE Energy. The interplay between the Annual Incentive Plan and the Long-Term Incentive Plan provides a balance of short- and long-term incentives to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.

The Board has implemented a "clawback" policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, based on a determination of the O&C Committee, the Company may recover, in accordance with applicable law and regulations, from any of our current or former officers who received performance-based compensation (including awards under the Annual Incentive Plan and the Long-Term Incentive Plan) during the three-year period preceding the date on which that Company is required to prepare an accounting restatement any excess performance-based compensation awarded as a result of the restatement.

a.  Annual Incentive Plan - The objective of the Annual Incentive Plan is to compensate individuals yearly based on the achievement of specific annual goals. Participating executives and other select employees may receive annual cash awards based on performance compared against pre-established Company and business unit objectives. The purpose of providing cash awards under the Annual Incentive Plan is to tie compensation to near-term performance. Objectives that management proposes are reviewed and approved or revised by the O&C Committee, with financial goal recommendations reviewed by the Board's Finance Committee, no later than 90 days after the beginning of the performance period. The objectives include performance measures in several categories that are critical to our success. When setting these objectives, management and the O&C Committee determine the elements of our business that require the focused attention of the executives. The weights, which can change from year-to-year, are determined based on the Company's key priorities and areas of focus for the upcoming year. The final awards, if any, are paid after the O&C Committee approves the final results of each objective.

The Annual Incentive Plan cash awards to executives are determined as follows:

1.	The executive's most recent year-end base salary is multiplied by an Annual Incentive Plan target percentage to arrive at the target award.

2.	The overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target, and maximum levels for each objective.

3.	The target award is then multiplied by the performance payout percentage to arrive at the pre-adjusted calculated award.

4.
The pre-adjusted calculated award is then adjusted by an individual performance modifier (assessment of an individual executive's achievements for the year), which can range from 0% to 150%, to arrive at the final award.

For 2014, the performance objectives and the related weightings, thresholds, targets, maximums and results for calculating the Named Executive Officers' pre-adjusted awards were as follows:

For Messrs. Anderson, Oleksiak, Kurmas and Meador:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
DTE Energy Operating Earnings Per Share	25.0%	$4.20	$4.30	$4.40	$4.60	175.0%	43.75%
DTE Energy Adjusted Cash Flow ($ millions)	25.0%	$(405)	$(245)	$(85)	$88	175.0%	43.75%
Customer Satisfaction Index	8.0%	0.00%	33.33%	50.00%	51.10%	175.0%	14.00%
Customer Satisfaction Improvement Program Index	6.0%	5.0%	15.0%	25.0%	(1.2)%	0.0%	0.00%
MPSC Customer Complaints	4.0%	2,080	1,980	1,880	2,051	46.8%	1.87%
DTE Energy OSHA Recordable Incident Rate	4.0%	1.01	0.75	0.54	0.97	36.5%	1.46%
DTE Energy Employee Engagement - Gallup	8.0%	4.18	4.23	4.28	4.28	175.0%	14.00%
DTE Energy NSC Barometer Survey Results	4.0%	90%	95%	100%	94%	91.0%	3.64%
Utility Operating Excellence Index:
Electric Distribution Reliability (minutes in millions)	4.0%	485	416	347	520	0.0%	0.00%
Fossil Power Plant Reliability	4.0%	8.9%	7.9%	7.4%	6.4%	175.0%	7.00%
Nuclear Power Plant Reliability	4.0%	86.6%	87.6%	88.6%	79.2%	0.0%	0.00%
Gas Distribution System Improvement	4.0%	2,500	2,000	1,500	4,106	0.0%	0.00%
Total	100.0%						129.47%

The measures in the above table are defined below:

DTE Energy Operating Earnings Per Share - DTE Energy reported earnings after operating adjustments divided by average shares outstanding

DTE Energy Adjusted Cash Flow - DTE Energy net cash from operating activities adjusted by utility capital expenditures, asset sale proceeds and other items approved by the O&C Committee.

Customer Satisfaction Index - Measures the satisfaction of four customer segments: (1) electric residential, (2) gas residential, (3) electric business, and (4) gas business using industry standard methodology developed by JD Power Associates ("JDPA") measured as a percentage to closing the gap to top performer.

Customer Satisfaction Improvement Program Index - The calculation for defects per million opportunities ("DPMO")which will include defects from DTE Cares callbacks and MPSC complaint transactions measured as a reduction from 2013 rate.

MPSC Customer Complaints - Number of complaints received by the Michigan Public Service Commission ("MPSC") in the calendar year for all business units across DTE Energy.

DTE Energy OSHA Recordable Incident Rate - Number of Occupational Safety and Health Administration ("OSHA") defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked.

DTE Energy Employee Engagement - Gallup - The average of the DTE Energy Company Gallup Grand Mean scores from two surveys during the year.

DTE Energy NSC Barometer Survey Results - The percentile as compared to 670 companies in National Safety Council (NSC) database.

Utility Operating Excellence Index - Corporate index that encompasses four operating excellence measures:

1.	Electric Distribution Reliability - Customer minutes of interruption for customers experiencing multiple interruptions greater than or equal to 4.

2.
Fossil Power Plant Reliability - The Monroe and Belle River Random Outage Factor (ROF) which is the weighted average of the six base load coal units' year-end ROF. A unit's ROF is the percentage of time that a unit is not capable of reaching 100% capacity, excluding planned outages.

3.
Nuclear Power Plant Reliability - The ratio of the available energy generation over a given time period to the reference generation over the same time period, expressed as a percentage. Available energy generation is the energy that could have been produced under reference ambient conditions considering only limitations within control of plant management. Reference energy generation is the energy that could be produced if the unit were operated continuously at full power under reference ambient conditions.

4.	Gas Distribution System Improvement - The number of open leaks in the system as of December 31, 2014.

________________________________________________________

The aggregate weighted payment percentage for the pre-adjusted calculated award was 124.37% for Messrs. Anderson and Kurmas, as the Business Unit Modifier was reduced 5.1% for zero safety payout. The aggregate weighted payment percentage for the pre-adjusted calculated award was 129.47% for Messrs. Oleksiak and Meador.

For Mr. Norcia:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
DTE Energy Operating Earnings Per Share	10.0%	$4.20	$4.30	$4.40	$4.60	175.0%	17.50%
DTE Electric Operating Earnings ($ millions)	14.0%	$501	$527	$553	$528.0	103.2%	14.45%
DTE Electric Adjusted Cash Flow ($ millions)	14.0%	$(460)	$(330)	$(200)	$(197.0)	175.0%	24.50%
Customer Satisfaction Index	5.6%	0.00%	33.33%	50.00%	51.10%	175.0%	9.80%
Customer Satisfaction Improvement Program Index	4.2%	5.0%	15.0%	25.0%	(1.2)%	0.0%	0.00%
MPSC Customer Complaints	2.8%	2,080	1,980	1,880	2,051	46.8%	1.31%
DTE Electric OSHA Recordable Incident Rate	2.8%	0.98	0.75	0.56	0.840	70.7%	1.98%
DTE Electric Employee Engagement - Gallup	5.6%	4.15	4.20	4.25	4.27	175.0%	9.80%
DTE Electric NSC Barometer Survey Results	2.8%	89%	94%	99%	92%	68.5%	1.92%
Electric Distribution Reliability (minutes in millions)	4.2%	485	416	347	520	0.0%	0.00%
Fossil Power Plant Reliability	3.5%	8.9%	7.9%	7.4%	6.4%	175.0%	6.13%
Nuclear Power Plant Reliability	3.5%	86.6%	87.6%	88.6%	79.2%	0.0%	0.00%
GSP Operating Earnings ($ millions)	10.5%	$79	$83	$85	$84.0	130.0%	13.65%
GSP Adjusted Cash Flow ($ millions)	6.0%	$100	$110	$120	$126.0	175.0%	10.50%
GSP — New Project Development Matrix	10.5%		Note 1		102.5%	118.8%	12.47%
Total	100.0%						124.01%

Note 1 - The measure for the threshold, target and maximum for this measure is subjective in nature, focused on specific opportunities or new geographies with specific key milestones, objectives and deliverables for each project. The DTE Energy CEO’s evaluation of performance against these metrics will determine the level of payout.

The measures in the above table are defined below:

DTE Energy Operating Earnings Per Share - DTE Energy reported earnings after operating adjustments, divided by average shares outstanding

DTE Electric Operating Earnings - DTE Electric operating earnings plus asset sale adjustment approved by the O&C Committee.

DTE Electric Adjusted Cash Flow - DTE Electric net cash from operating activities adjusted by DTE Electric capital expenditures and other items approved by the O&C Committee.

Customer Satisfaction Index - Measures the satisfaction of four customer segments: (1) electric residential, (2) gas residential, (3) electric business, and (4) gas business using industry standard methodology developed by JP Power Associates ("JDPA") measured as a percentage to closing the gap to top performer.

Customer Satisfaction Improvement Program - The calculation for defects per million opportunities (DPMO") which will include defects from DTE Cares callbacks and MPSC complaint transactions measured as a reduction from 2013 rate.

MPSC Customer Complaints - Number of complaints received by the MPSC in the calendar year for all business units across DTE Energy.

DTE Electric OSHA Recordable Incident Rate - Number of OSHA defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked for DTE Electric.

DTE Electric Employee Engagement - Gallup - The average of the DTE Electric's Gallup Grand Mean scores from two surveys during the year.

DTE Electric NSC Barometer Survey Results - The survey results for DTE Electric stated as a percentile as compared to 670 companies in National Safety Council (NSC) database.

Electric Distribution Reliability - Customer minutes of interruption for customers experiencing multiple interruptions greater than or equal to 4.

Fossil Power Plant Reliability - The Monroe and Belle River Random Outage Factor (ROF) which is the weighted average of the six base load coal units' year-end ROF. A unit's ROF is the percentage of time that a unit is not capable of reaching 100% capacity, excluding planned outages.

Nuclear Power Plant Reliability - The ratio of the available energy generation over a given time period to the reference generation over the same time period, expressed as a percentage. Available energy generation is the energy that could have been produced under reference ambient conditions considering only limitations within control of plant management. Reference energy generation is the energy that could be produced if the unit were operated continuously at full power under reference ambient conditions.

GSP Operating Earnings - DTE Energy's Gas Storage and Pipeline business unit's ("GSP") operating earnings.

GSP Adjusted Cash Flow - GSP net cash from operating activities adjusted by GSP capital expenditures and other items approved by the O&C Committee.

GSP - New Project Development Matrix- Project performance against key milestones, objectives and deliverables identified at the beginning of the performance period for new business opportunities, or new geographies for current business.
_____________________________________________________

The aggregate weighted payment percentage for the pre-adjusted calculated award for Mr. Norcia was 120.11%, as the Business Unit Modifier was reduced 3.9% for zero safety payout.

The earnings per share, cash flow and operating earnings measures were chosen as indicators of the Company's financial strength. The customer satisfaction, employee engagement and safety measures were selected to make the Company more responsive to our customers' needs and to make the Company a safer and better place to work. The GSP - New Project Development measure is designed to reward growth in DTE Energy's Gas Storage and Pipeline business unit.

Each objective has a threshold, target and maximum level. The Company or relevant business unit must attain a minimum level of achievement for an objective before any compensation is payable with respect to that objective. The minimum established level of each objective will result in a payout of 25% of target (0% for GSP - New Product Development measure), and the maximum established for each level (or better) will result in a payment of up to 175% of target.

The pre-adjusted awards are adjusted by an individual performance modifier for each of the Named Executive Officers. Individual performance criteria are set at the beginning of each calendar year for each of the Named Executive Officers. For 2014, qualitative criteria include, as applicable, leadership performance, overall operational performance, employee engagement and customer performance, diversity, continuous operational improvements and other appropriate operating measures. The O&C Committee evaluates the individual performance of each of the Named Executive Officers and approves an adjustment to the annual award based on the individual contribution and performance. The individual performance modifier adjusts a Named Executive Officer's annual cash bonus such that the Named Executive Officer's actual cash bonus ranges between zero and 150% of the pre-adjusted calculated award. For 2014, the individual performance modifiers for the Named Executive Officers ranged from 120% to 125%.

The final awards for 2014 year were paid to each of the Named Executive Officers in early 2015 and are reported in the Non-Equity Incentive Plan Compensation column of the "Summary Compensation Table" on page 62.

b. Long-Term Incentive Plan - The Long-Term Incentive Plan provides the O&C Committee the ability to design programs that focus on our long-term performance over a three-year period, with the objective to align executives' interests with those of our shareholders. Our principles for ownership of stock, discussed on page 60, ensure that the executives and other employees have a vested interest in the long-term financial health, management, and success of the Company.

The Long-Term Incentive Plan rewards executives and other employees with stock-based compensation. Participants are eligible to receive restricted stock, performance shares, performance units, stock options or a combination of these awards. Since the creation of the plan, we have granted only performance shares, time-based restricted stock and non-qualified stock options. However, the O&C Committee has not granted stock options under the Long-Term Incentive Plan since 2010. Executives receive Long-Term Incentive Plan grants based upon a target percentage of base salary. The targeted award levels for the Named Executive Officers for 2014 were as follows: Mr. Anderson 350% of base salary; Mr. Oleksiak, 150% of base salary; Mr. Kurmas 225% of base salary; Mr. Meador 200% of base salary; and Mr. Norcia 200% of base salary. In addition to the targeted award levels, the O&C Committee also considers previous years' grants, career potential, and retention issues in determining the final number of awards granted.

The value of each element of these Long-Term Incentive Plan grants for 2014 was as follows:

Performance Shares	Approximately 70%
Restricted Stock	Approximately 30%

This mix was designed to provide a balance of incentives to executives for creating long-term shareholder value through strong financial and operating performance and to align executive interests with shareholder interests.

•
Performance Shares Granted in 2014:    In 2014, performance shares represented approximately 70% of the overall Long-Term Incentive Plan grant value. Granting of performance shares allows us to tie long-term performance objectives with creating shareholder value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination of the two, in the plan administrator's discretion, depending on the level of achievement of performance measures. The performance measurement period for the 2014 grants is January 1, 2014 through December 31, 2016. Payments earned under the 2014 grants and the related performance measures are described in footnote 2 to the "Grants of Plan-Based Awards" table on page 64. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of performance shares. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding performance shares. In June 2009, the O&C Committee decided that, beginning with the 2010 performance share grants, dividends or dividend equivalents would not be paid on unvested or unearned performance shares. During the period beginning on the date the performance shares are awarded and ending on the certification date of the performance objectives, the number of performance shares awarded will be increased, assuming full dividend reinvestment at the fair market value on the dividend payment date. The cumulative number of performance shares will be adjusted to determine the final payment based on the performance objectives as certified by the committee.

•
Performance Shares Paid in 2014:    The performance shares granted in 2011 were paid in early 2014. The payout amounts were based upon performance measures, each of which was weighted to reflect its importance to the total calculation. The Company had to attain a minimum level for each measure before any compensation was payable with respect to that measure. The minimum established level of each measure would have resulted in a payout of 50% of target, and an established maximum (or better) for each level would have resulted in a payout of 200% of target. The payout amount was based upon the following performance measures (and related weighting):

Long-Term Incentive Plan (2014 Payout of Awards Granted in 2011)
For Messrs. Anderson, Oleksiak and Meador:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %

Total Shareholder Return: DTE vs. Peer Group	70%	25th percentile	50th percentile	75th percentile	89th percentile	200.0%	140.0%
Customer Satisfaction	15%	73.2%	74.7%	76.2%	74.0%	76.7%	11.5%
Employee Engagement (DTE - Grand Mean Total)	15%	4.01	4.05	4.11	4.185	200.0%	30.0%
Total	100%						181.5%

For Mr. Kurmas:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %

Total Shareholder Return: DTE vs. Peer Group	35%	25th percentile	50th percentile	75th percentile	89th percentile	200.0%	70.0%
Customer Satisfaction	15%	73.2%	74.7%	76.2%	74.0%	76.7%	11.5%
Employee Engagement (DTE - Grand Mean Total)	15%	4.01	4.05	4.11	4.185	200.0%	30.0%
DTE Electric Average Return on Equity 2011 - 2013	35%	Board Approved Less 0.5% 10.30%	Board Approved 10.8%	Board Approved Plus 0.5% 11.3%	11.2%	180.0%	63.0%
Total	100%						174.5%

For Mr. Norcia:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %

Total Shareholder Return: DTE vs. Peer Group	35.0%	25th percentile	50th percentile	75th percentile	89th percentile	200.0%	70.0%
Customer Satisfaction	10.5%	73.2%	74.7%	76.2%	74.0%	76.7%	8.1%
Employee Engagement (DTE - Grand Mean Total)	15.0%	4.01	4.05	4.11	4.185	200.0%	30.0%
DTE Gas Average Return on Equity 2011 - 2013	24.5%	Board Approved Less .75% 10.25%	Board Approved 11.0%	Board Approved Plus .75% 11.75%	12.0%	200.0%	49.0%
Gas Storage & Pipeline 2011 - 2013 Average Net Income ($ millions)	15.0%	$55	$60	$65	$68.1	200.0%	30.0%
Total	100.0%						187.1%

The measures in the above tables are defined below:

Total Shareholder Return - Total shareholder return compared to 19 peer group companies (as defined below) based on the average share prices from December 2010 to December 2013.

Customer Satisfaction - Measures the satisfaction of six key drivers of residential customer satisfaction - (1) electric delivery, (2) gas delivery, (3) electric pricing, (4) gas pricing, (5) service reputation and (6) corporate image - using industry standard methodology developed by Market Strategies International.

Employee Engagement - The average of the DTE Energy Company Gallup Grand Mean scores from two surveys during 2013.

DTE Electric Average Return on Equity 2011 - 2013 - DTE Electric's three-year average segment return on equity, expressed as a percentage, calculated based on operating income.

DTE Gas Average Return on Equity 2011 - 2013 - DTE Gas' three-year average segment return on equity, expressed as a percentage, calculated based on operating income.

Gas Storage & Pipeline 2011 - 2013 Average Net Income - Gas Storage and Pipelines' three-year average segment net income, adjusted for corporate allocations and other items approved by the O&C Committee.

The peer group for the Long-Term Incentive Plan, as approved by the O&C Committee, consists of the companies set forth below. These companies were selected because: (1) their operations are largely regulated; (2) their size (based on market capitalization); and (3) their business strategies are similar to those of DTE Energy. In creating this peer group, the Company started with the S&P 1500 Multi-Utility and S&P 1500 Electric Utility Indices and eliminated companies with less than $2 billion of market capitalization and companies with material gas commodity exposure. In addition, companies that were in the process of being acquired were also eliminated. The O&C Committee reviews and approves this peer group annually.

Alliant Energy Corporation
American Electric Power Company, Inc.	PG&E Corporation
CenterPoint Energy, Inc.	Pinnacle West Capital Corporation
CMS Energy Corporation	SCANA Corporation
Consolidated Edison, Inc.	Southern Company
Great Plains Energy, Inc.	TECO Energy, Inc.
Integrys Energy Group, Inc.	Vectren Corporation
NiSource, Inc.	Westar Energy, Inc.
NV Energy, Inc.	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy, Inc.

Total shareholder return compared to the Peer Group is a primary measure because it reflects how well our Company has performed on total return to its shareholders relative to the total shareholder returns of similar companies. Over the past three years, the payout level for the NEOs has ranged from 94.6% to 187.2%. For the 2011 - 2013 period, the minimum levels of performance for all three measures were exceeded. Based on the results of these measures, the 2014 payout level, as approved by the O&C Committee, was 181.5% for Messrs. Anderson, Oleksiak and Meador, 174.5% for Mr. Kurmas and 187.1% for Mr. Norcia. See footnote 2 to the "Option Exercises and Stock Vested in 2014" table on page 66.

•
Restricted Stock:    The restricted stock we grant is time-based restricted stock and generally includes a three-year vesting period. The granting of restricted stock allows us to grant executives long-term equity incentives to encourage continued employment. In 2014, restricted stock was granted, representing approximately 30% of the overall Long-Term Incentive Plan grant value, with the restriction period ending on February 11, 2017. The three-year vesting period focuses on long-term value creation and executive retention. The three-year vesting period requires continued employment throughout the restriction period. These restricted stock grants do not qualify as performance-based compensation under Internal Revenue Code Section 162(m). As such, the full values of these shares are included in the Internal Revenue Code Section 162(m) computation in the year of vesting. For the performance periods following shareholder approval of the Executive Performance Plan, the full value of restricted stock grants that vest will be treated as part of each officer's annual award under the Executive Performance Plan for the year in which vesting occurs, to the extent that full value, when combined with other incentive payments to the officer, does not exceed the officer's maximum allocation under the plan for that year. For more information, see "Internal Revenue Code Limits on Deductibility of Compensation" on page 60. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of restricted shares. In the event the employment terminates for any other reason, the participant forfeits all rights to any outstanding restricted shares.

•
Stock Options:    Non-qualified stock options were not granted to executives in 2011, 2012, 2013 or 2014. In 2010, non-qualified stock options represented approximately 20% of the overall Long-Term Incentive Plan grant value. The granting of stock options allowed us to grant executives long-term equity incentives that align long-term performance with creating shareholder value. These stock options have a ten-year exercise period and vest one-third on each anniversary of the grant date over a three-year period. The stock option exercise price is based on the closing price on the date the options are granted. In the event a participant retires (age 55 or older with at least 10 years of service) or becomes disabled, the participant retains the rights to all outstanding vested and unvested stock options in accordance with the original terms of the grant. In the event a participant dies, the beneficiary has three years from the date of death to exercise the stock options. In the event employment terminates for any other reason, the participant forfeits all rights to any unvested stock options and has 90 days to exercise any vested stock options.  In February 2014, the Board adopted an amendment to the Long-Term Incentive Plan that prohibits the cash buyout of underwater stock options. This policy applied to all previously issued stock options and to options issued in the future, if any.

Retirement and Other Benefits

Providing a supplemental retirement program for our executives is in keeping with our philosophy and objectives to attract and retain talented executives. The Pension Benefits Table and related footnotes beginning on page 67 describe both the qualified and nonqualified retirement benefit programs for which certain executives are eligible and are commonly offered by other employers in our peer group. Other benefit programs include the DTE Energy Company Supplemental Savings Plan (the "Supplemental Savings Plan"), which mirrors the 401(k) plan and allows executives to continue to defer eligible compensation after certain IRS limits have been reached. The matching contributions we make in the Supplemental Savings Plan are the same as those provided under the 401(k) plan. For further description of the supplemental retirement programs, see "Pension Benefits" beginning on page 66.

Executive Benefits

We provide executives with certain benefits generally not available to our other employees as a matter of competitive practice and as a retention tool. The O&C Committee periodically reviews the level of benefits provided to executives against a peer group to assure they are reasonable and consistent with our overall compensation objectives.

We provide a cash allowance to certain executives in lieu of executive benefits typically provided by other companies. The executive is permitted to use the allowance as he or she deems appropriate. Although the allowance is taxable for income tax purposes, it is not considered as compensation for any Company incentive or benefit program.

During 2014, we provided various benefits for a limited number of officers that included the following:

a. Security driver for business: Based on our executive security policies and a security risk assessment by the Company's chief security officer, the Board requires Mr. Anderson to use a Company car and security driver while on Company business.

b. Corporate aircraft for limited business travel: We lease a fractional share of an aircraft for limited business travel by executives and other employees when there is an appropriate business purpose. Personal use of the aircraft is not allowed except in unusual circumstances and requires the prior approval of the CEO. During 2014, there was personal use by one Named Executive Officer when, on the return leg of a business trip, the aircraft made an additional stop to drop off the Named Executive Officer. The actual incremental cost to the Company for the additional stop was included in the Named Executive Officer's 2014 taxable income in accordance with Internal Revenue Code requirements and the value of the benefit is reflected in the Named Executive Officer's compensation on the Summary Compensation Table on page 62.

c. Supplemental retirement program: Certain executives are eligible for both the qualified and non-qualified retirement benefit programs, which are commonly offered by other employers in our peer group. For further description of the supplemental retirement programs, see "Pension Benefits" beginning on page 66.

d. Other benefits: Executives are also allowed the limited use of corporate event tickets and the corporate condominium when available. The Company provides home security monitoring for some executives, including some of the Named Executive Officers. In addition, as part of a now completed Department of Energy and General Motors study of electric vehicle charging and driving data, the Company purchased 10 Chevrolet Volts and loaned the cars to Company employees (including Named Executive Officers during 2011 and 2012) to be driven as their primary vehicles for one or two-year periods.

Post-Termination Agreements

We have entered into indemnification agreements and change-in-control agreements with each of the Named Executive Officers and certain other executives. The indemnification agreements require that we indemnify these individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company. The change-in-control agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. The important terms of, and the potential payments provided under, the change-in-control agreements are described beginning on page 70.

Stock Ownership Policy

Our principles for ownership of stock ensure that the executives and other employees have a vested interest in the financial health, management and success of the Company. We expect most executives and certain other employees to own, within five years of their appointment to such position, shares of our stock having a value equal to a multiple of their annual base salary. Common stock, time-based restricted stock, phantom stock, and unvested performance shares (assuming achievement of target levels of performance) are counted toward the fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers: (i) for Mr. Anderson, five times his base salary; (ii) for Messrs. Kurmas, Meador and Norcia four times their respective base salary; and (iii) for Mr. Oleksiak, three times his base salary. Other executives and employees may be required to hold from one to three times their base salaries as determined by their executive group level within the Company. As of December 31, 2014, 100% of the Named Executive Officers and all of the other required employees who have served in their position for at least five years have met the stock ownership guidelines.

Internal Revenue Code Limits on Deductibility of Compensation

In evaluating the potential compensation alternatives, our O&C Committee considers the possible impact of Section 162(m) of the Internal Revenue Code of 1986, which places a limit of $1 million on the amount of compensation we can deduct as a business expense on our federal income tax return with respect to "covered employees" unless it is (i) based on performance and (ii) paid under a program that meets Internal Revenue Code requirements. In general, "covered employees" for these purposes are our CEO and the three highest paid executive officers named in the "Summary Compensation Table" on page 62 other than the CEO and CFO.

To the extent practicable and consistent with the objectives and underlying philosophy of our executive compensation program, the O&C Committee generally intends most components of executive compensation to qualify as tax deductible for federal income tax purposes. The new Executive Performance Plan is designed to enable the Company to pay awards that qualify as performance-based compensation under Section 162(m). As required pursuant to Section 162(m), the Company is seeking approval of the material terms of the Executive Performance Plan at the 2015 Annual Meeting.

Restricted stock granted to covered Named Executive Officers vesting prior to shareholder approval of the Executive Performance Plan is not considered to be performance-based under Section 162(m). Therefore, any amounts attributable to that restricted stock is not tax deductible if and to the extent that such restricted stock causes the compensation of the covered Named Executive Officer to exceed $1,000,000 for the year. For future years in which vesting of restricted stock grants occurs, the value of such restricted stock will be part of the paid awards included in the Named Executive Officer’s allocation of the maximum award fund established by the objective performance factor under the Executive Performance Plan, so that the total amounts paid to the Named Executive Officer under the Executive Performance Plan will satisfy the requirements for tax deductibility by the Company under Section 162(m). However, the O&C Committee retains the discretion to reduce the payout under the Executive Performance Plan of restricted stock, or any other award, to a Named Executive Officer.

We intend to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to Named Executive Officers. However, the O&C Committee may exercise discretion to pay nondeductible compensation if following the requirements of Section 162(m) would not be in the interests of shareholders. For the 2014 tax year, the Company paid the Named Executive Officers a total of $4.0 million which was not deductible.

We have also structured all of our nonqualified compensation programs to be in compliance with Internal Revenue Code Section 409A, as added by the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes additional tax penalties on our executive officers for certain types of deferred compensation that are not in compliance with the form and timing of elections and distribution requirements of that section.

Accounting considerations also play a role in our executive compensation program. Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718") requires us to expense the fair value of our stock option grants over the vesting period, which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our shareholders, we closely monitor the number and the fair values of the option shares.

Report of the Organization and Compensation Committee

The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company's 2015 Proxy Statement.

Organization and Compensation Committee

David A. Brandon, Chair
Ruth G. Shaw, Vice Chair
Lillian Bauder
Gail J. McGovern
James B. Nicholson

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Gerard M. Anderson,	2014	1,243,269	6,149,900	0	2,137,600	2,945,751	127,835	12,604,355
Chairman and	2013	1,218,269	5,470,600	0	2,055,000	269,708	134,244	9,147,821
Chief Executive Officer	2012	1,200,000	4,469,640	0	1,982,000	1,904,683	127,510	9,683,833
Peter B. Oleksiak,	2014	435,385	822,290	0	478,500	221,247	66,300	2,023,722
Senior Vice President and Chief Financial Officer
Steven E. Kurmas,	2014	623,077	1,727,500	0	777,300	1,197,034	85,292	4,410,203
President and	2013	568,269	1,261,456	0	731,200	619,686	86,283	3,266,894
Chief Operating Officer	2012	543,269	1,010,990	0	688,200	955,356	79,117	3,276,932
David E. Meador,	2014	659,077	1,630,760	0	801,100	1,605,646	80,686	4,777,269
Vice Chairman and Chief	2013	634,615	1,409,484	0	775,000	0	87,570	2,906,669
Administrative Officer	2012	614,616	1,101,447	0	787,000	1,057,591	83,847	3,644,501
Gerardo Norcia,	2014	583,654	1,444,190	0	658,700	293,220	81,915	3,061,679
Group President and President and Chief Operating Officer	2013	536,538	1,209,968	0	725,400	314,994	74,614	2,861,514
DTE Electric and Gas Storage and Pipelines	2012	486,538	888,607	0	539,900	228,513	72,086	2,215,644
_______________________________

(1)
The base salary amounts reported include amounts which were voluntarily deferred by the Named Executive Officers into the Supplemental Savings Plan. The amounts deferred by each of the Named Executive Officers were as follows:

Name	2014 Deferred Amount	2013 Deferred Amount	2012 Deferred Amount
Gerard M. Anderson	$106,827	$104,327	$103,000
Peter B. Oleksiak	$17,331	N/A	N/A
Steven E. Kurmas	$21,785	$18,796	$17,596
David E. Meador	$48,738	$46,954	$32,169
Gerardo Norcia	$29,192	$25,423	$21,923

(2)
These amounts represent the grant date fair value of the restricted stock and performance shares granted in 2012, 2013 and 2014 in accordance with ASC Topic 718. The number of awards granted and other information related to the 2014 grants are detailed in the "Grants of Plan-Based Awards" table on page 64.

(3)	There were no stock options granted in 2012, 2013 or 2014.

(4)
The 2014 Annual Incentive Plan amounts, shown in the Non-Equity Incentive Plan Compensation column, paid to the Named Executive Officers were calculated as described beginning on page 51 and include an individual performance modifier.

(5)
The amounts in this column represent the aggregate change in the actuarial present values of each Named Executive Officer’s accumulated benefits under the DTE Energy Company Retirement Plan, the DTE Energy Company Supplemental Retirement Plan, and the DTE Energy Company Executive Supplemental Retirement Plan. The measurement period for each of 2012, 2013 and 2014 was the calendar year. Amounts in this column change from year to year based on a number of different variables. The primary variable is the discount rate used for valuation purposes. Discount rates used for 2012, 2013 and 2014 valuations were 4.15%, 4.95% and 4.00%, respectively. These plans are described in more detail beginning on page 66.

(6)	The following table provides a breakdown of the 2014 amounts reported in this column.

Name	Company Matching Contributions to the 401(k) Plan ($)*	Company Matching Contributions to the Supplemental Savings Plan ($) *, **	Additional Benefits ($)***	Total ($)
Gerard M. Anderson	8,481	66,115	53,239	127,835
Peter B. Oleksiak	12,923	13,200	40,177	66,300
Steven E. Kurmas	14,308	23,077	47,907	85,292
David E. Meador	2,991	36,554	41,141	80,686
Gerardo Norcia	12,069	22,950	46,896	81,915

 _______________________________

*
The matching contributions reflected in these two columns are predicated on the Named Executive Officers making contributions from base salary. The total combined Company matching contributions between the plans cannot exceed 6% for each of the Named Executive Officers.

**
The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Code limits imposed on tax qualified plans, including the maximum employee pre-tax contribution limit ($17,000 plus $5,500 per year catch-up contributions for 2012, and $17,500 plus $5,500 per year catch-up contributions for 2013 and 2014) and the compensation limit ($250,000 for 2012, $255,000 for 2013 and $260,000 for 2014). Supplemental Savings Plan account balances are paid only in cash to the Named Executive Officer upon termination of employment.

***
The value attributable to executive benefits for the Named Executive Officers. Beginning in 2007, the executives receive an annual cash executive benefit allowance in lieu of certain non-cash executive benefits. The cash executive benefit allowance paid to each Named Executive Officer during 2014 was $35,000. Other executive benefits made available to certain of the named executive officers during 2014 included security services and limited personal use of corporate event tickets, the corporate condominium, and the corporate leased jet. See "Executive Benefits" on page 59 for a full discussion of executive benefits.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target Award ($)	Maximum ($)	Threshold (#)	Target Award (#)	Maximum (#)	All other Stock awards (#) (3)	All other option awards (#) (4)	Exercise or base price ($/Sh)	Grant date value ($) (5)
Gerard M. Anderson		0	1,375,000	3,609,375
	2/11/2014				0	62,000	124,000			$69.10	4,284,200
	2/11/2014							27,000		$69.10	1,865,700
	2/11/2014								0		—
Peter B. Oleksiak		0	308,000	808,500
	2/11/2014				0	8,300	16,600			$69.10	573,530
	2/11/2014							3,600		$69.10	248,760
	2/11/2014								0		—
Steven E. Kurmas		0	500,000	1,312,500
	2/11/2014				0	17,500	35,000			$69.10	1,209,250
	2/11/2014							7,500		$69.10	518,250
	2/11/2014								0		—
David E. Meador		0	495,000	1,299,375
	2/11/2014				0	16,500	33,000			$69.10	1,140,150
	2/11/2014							7,100		$69.10	490,610
	2/11/2014								0		—
Gerardo Norcia		0	438,750	1,151,719
	2/11/2014				0	14,600	29,200			$69.10	1,008,860
	2/11/2014							6,300		$69.10	435,330
	2/11/2014								0		—

_______________________________

(1)
These dollar amounts represent the threshold, target, and maximum payouts for the 2014 plan year under the Annual Incentive Plan. The various measures and details relating to the 2014 final awards are presented beginning on page 51.

(2)
The target column represents the number of performance shares granted to the Named Executive Officers under the Long-Term Incentive Plan on February 11, 2014 The performance measurement period for the 2014 grants is January 1, 2014 through December 31, 2016. Payments earned from the 2014 grants will be based on two performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (80%) and (ii) balance sheet health - FFO to debt (20%) for Messrs. Anderson, Oleksiak, Kurmas and Meador. Payments earned from the 2014 grants will be based on three performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (54%), (ii) balance sheet health - FFO to debt (17%) and (iii) business specific measures (29%) for Mr. Norcia. The final payouts, if any, will occur after the O&C Committee approves the final results in early 2017. Beginning with 2010 performance share grants, dividends or dividend equivalents are not paid on unvested performance shares.

(3)
This column reports the number of shares of restricted stock granted under the Long-Term Incentive Plan to each of the Named Executive Officers on February 11, 2014. These shares of restricted stock will vest on February 11, 2017, assuming the Named Executive Officer is still actively employed by the Company on that date. Dividends on these shares of restricted stock are paid to the Named Executive Officer during the vesting period and are paid at the same rate as dividends paid to shareholders.

(4)	The Company did not grant stock options under the Long-Term Incentive Plan to the Named Executive Officers in 2014.

(5)	This column reports the grant date fair value of each equity award granted in 2014 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Gerard M. Anderson						87,000	7,514,190	182,026	15,721,586
	24,000	(1)		43.42	2/28/2016
	35,000	(2)		47.75	2/23/2017
	75,000	(3)		41.79	2/25/2018
	15,889	(4)		27.70	2/26/2019
	80,000	(5)	0	43.95	2/25/2020
Peter B. Oleksiak						6,900	595,953	15,237	1,316,020
Steven E. Kurmas						21,000	1,813,770	45,218	3,905,479
David E. Meador						22,000	1,900,140	47,008	4,060,081
Gerardo Norcia						18,700	1,615,119	40,048	3,458,946

(1)	These stock options vested in three equal annual installments beginning on February 28, 2007.

(2)	These stock options vested in three equal annual installments beginning on February 23, 2008.

(3)	These stock options vested in three equal annual installments beginning on February 25, 2009.

(4)	These stock options vested in three equal annual installments beginning on February 26, 2010.

(5)	These stock options vested in three equal annual installments beginning on February 25, 2011.

(6)
The numbers in this column reflect the total number of unvested shares of restricted stock granted on February 15, 2012, February 14, 2013 and February 11, 2014. Each of these grants will vest on the third anniversary of the date of the grant.

(7)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2014 ($86.37 per share).

(8)
The numbers in this column reflect the total number of unvested performance shares (rounded to the nearest whole share), at target level of performance, granted on February 15, 2012 February 14, 2013 and February 11, 2014. The payout, if any, will occur after the end of the three-year performance period.

(9)
The dollar value of the unvested performance shares reported in the preceding column (including partial shares) valued at the closing price of DTE Energy common stock on December 31, 2014 ($86.37 per share).

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Gerard M. Anderson	59,000	2,192,324	28,000	(1)	2,008,440
			86,299	(2)	5,963,261
Peter B. Oleksiak	0	0	1,900	(1)	136,287
			5,753	(2)	397,532
Steven E. Kurmas	0	0	8,300	(1)	595,359
			24,496	(2)	1,692,674
David E. Meador	0	0	9,200	(1)	659,916
			28,150	(2)	1,945,165
Gerardo Norcia	47,480	1,406,687	6,400	(1)	459,072
			20,329	(2)	1,404,734

(1)	This row is the number and related fair market value of the time-based restricted stock that was originally granted on February 17, 2011 and vested on February 14, 2014.

(2)
This row is the number and related fair market value of the performance shares that were originally granted on February 17, 2011, increased by dividend equivalents (assuming full dividend reinvestment at the fair market value on the dividend payment date) based upon performance measures described beginning on page 56 in "Long-Term Incentive Plan."

Pension Benefits

For purposes of the following discussion concerning the pension benefits and retirement plans in which our Named Executive Officers participate, we will be using the following terms:

•	"Cash Balance Plan" means the New Horizon Cash Balance component of the Retirement Plan (tax-qualified plan)

•	"DC ESRP" means the Defined Contribution component of the ESRP (non-qualified plan for tax purposes)

•	"ESRP" means the DTE Energy Company Executive Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	"MCN Retirement Plan" means the MCN Traditional component of the Retirement Plan

•	"MSBP" means the Management Supplemental Benefit Plan (nonqualified plan for tax purposes), a component of the ESRP

•	"Retirement Plan" means the DTE Energy Company Retirement Plan (tax-qualified plan)

•	"SRP" means the DTE Energy Company Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	"Traditional Retirement Plan" means the DTE Traditional component of the Retirement Plan (tax-qualified plan)

The "Pension Benefits" table below describes the retirement benefits for the Named Executive Officers.

Name	Plan Name (1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gerard M. Anderson	Retirement Plan	21.1		1,079,030	—
	SRP	21.1		3,789,663	—
	ESRP	21.1		5,837,283	—
Peter B. Oleksiak	Retirement Plan	16.7		294,365	—
	SRP	16.7		178,125	—
	ESRP	16.7		570,500	—
Steven E. Kurmas	Retirement Plan	35.3		2,307,978	—
	SRP	35.3		2,695,452	—
	ESRP	35.3		1,637,124	—
David E. Meador	Retirement Plan	17.8		952,302	—
	SRP	17.8		1,368,508	—
	ESRP	27.8	(2)	4,507,412	—
Gerardo Norcia	Retirement Plan	12.2		153,894	—
	SRP	12.2		326,561	—
	ESRP	12.2		1,038,521	—

(1)	As described below, Messrs. Anderson, Oleksiak and Meador each have a choice between the MSBP and DC ESRP benefits. The ESRP number that is reported is the higher of the MSBP or DC ESRP.

(2)
For purposes of calculating the benefit under the MSBP only, Mr. Meador has 10 years of additional awarded service. Mr. Meador's eligibility for the additional awarded service, granted at the time of hire, is subject to his meeting the eligibility requirements of the MSBP, which he has met. This additional time was granted to Mr. Meador as compensation for his unearned pension benefits from his previous employer. If additional service is awarded, the MSBP benefit is reduced by any benefit from the noncontributory portion of a prior employer's retirement plan.

Retirement Plan:    The Retirement Plan is closed to non-represented employees hired after December 31, 2011. The Retirement Plan includes a number of different benefit accrual formulas including the Traditional Retirement Plan, the MCN Retirement Plan and the Cash Balance Plan. Messrs. Anderson and Meador participate in the Traditional Retirement Plan. Mr. Kurmas participates in the MCN Retirement Plan. Messrs. Oleksiak and Norcia participate in the Cash Balance Plan. All NEOs are currently 100% vested in the Retirement Plan.

•
Traditional Retirement Plan:    The benefits provided under the Traditional Retirement Plan are based on an employee's years of benefit service, average final compensation and age at retirement. Compensation used to calculate the benefits under the Traditional Retirement Plan consists of (i) base salary and (ii) lump sums in lieu of base salary increases for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 equals 1.5% for each year of credited service times the average final compensation. Early retirement benefits are immediately available to any employee who has at least 15 years of service and has attained age 45. An annual benefit (payable in equal monthly installments for life) is calculated in the same manner as described above, subject to a reduction factor based on the employee's age at the time the retirement allowance commences. The early retirement age is computed on the basis of the number of full months by which the employee is under the age to be attained at the employee's next birthday. An employee who is qualified for early retirement may elect to defer benefit payments until age 65 with no reduction in the allowance or any earlier age with the corresponding reduction factor. Messrs. Anderson and Meador are currently eligible for early retirement benefits.

•
MCN Retirement Plan:    The benefits provided under this plan are based on an employee's years of benefit service, average final compensation and age at retirement. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 consists of the total of the following:

1.    1.33% for each year of credited service up to 30, times average final compensation, plus,

2.    1.43% for each year of credited service over 30, times average final compensation, plus,

3.    0.5% for each year of credited service up to 35, times average final compensation minus covered compensation.

An employee who has attained age 55 and whose combined attained age and years of credit service equals at least 70, or who has 30 or more years of credited service regardless of age, is eligible for an early retirement benefit starting before the participant's normal retirement age. The benefit (payable in equal monthly installments for life or a combination of monthly payments and a partial lump sum) is reduced by 5% for each year retirement precedes age 62, through age 55. Benefits are actuarially reduced if retirement occurs between ages 48 and 55. Mr. Kurmas is currently eligible for an early retirement benefit.

•
Cash Balance Plan:    The benefits provided under the Cash Balance Plan are expressed as a lump sum. The cash balance benefit increases each year with contribution credits and interest credits. Contribution credits equal 7% of eligible earnings (base salary and annual corporate incentive payments from the Annual Incentive Plan) for an employee with 30 years or less of credited service and 7 1/2% of eligible earnings for an employee with more than 30 years of credited service. Interest credits are based on the average 30-year Treasury rates for the month of September prior to the plan year. Interest on each year's January 1 benefit is added the following December 31. The interest credit does not apply to the contribution for the current year. Upon termination of employment, a vested employee may, at any time, elect to receive the value of his benefit. If an employee elects to defer the benefit, interest credits will continue to accrue on the deferred benefit until the distribution of the benefit begins. An employee may elect to receive the benefit as a lump sum payout or as a monthly annuity, but not both. If an employee elects the lump-sum option, the entire lump sum is eligible to be rolled over to another qualified plan or IRA. Messrs. Oleksiak and Norcia are currently eligible for the full value of their plan benefit.

SRP:    The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code. The benefits under the SRP are payable in equal monthly installments for life or in annual installments from two to fifteen years.

ESRP:    The ESRP includes two components, the MSBP and the DC ESRP. Under the current terms of the ESRP, certain participants, including Messrs. Anderson, Oleksiak and Meador, will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. Messrs. Kurmas and Norcia are only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

•
MSBP:    Prior to January 1, 2001, many Company executives, including Messrs. Anderson, Oleksiak and Meador, participated in the MSBP. The MSBP was incorporated into the ESRP as of January 1, 2001. Under the current terms of the ESRP, certain executives, including Messrs. Anderson, Oleksiak and Meador, will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. The MSBP requires an executive to be at least age 55 with 10 years of service to receive benefits. Both Mr. Anderson and Mr. Meador are currently eligible for MSBP benefits.

The benefits provided under the MSBP set a target retirement benefit and are basically equal to 60% of average final compensation for the Named Executive Officers (other than Messrs. Kurmas and Norcia, who are not covered under the MSBP component of the ESRP). This amount is then adjusted based on age at termination, years of service (actual service and awarded service), and payment option selected. The adjusted amount is offset by the amount that is paid from the Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer's retirement plan (if awarded service has been granted). Compensation used to calculate the benefits under the MSBP includes the highest 260 weeks of base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan. Subsequent to 2000, when the Shareholder Value Improvement Plan was eliminated, the highest 260 weeks includes 10% of an executive's base salary in lieu of a bonus. The benefits under the MSBP are payable in equal monthly installments for life. In the event of a change-in-control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan. See "Potential Payments Upon Termination of Employment" beginning on page 70 for further explanation of the change-in-control provision of the MSBP.

•
DC ESRP:    Effective January 1, 2001, we implemented the DC ESRP, a defined-contribution approach to non-qualified supplemental retirement benefits. The DC ESRP approach was effective for most of the newly hired or promoted executives after that date. The DC ESRP provides for a benefit equal to a stated percentage of base salary and Annual Incentive Plan awards that is credited to a bookkeeping account on behalf of eligible executives. For the Named Executive Officers, the contribution percentage is 10%. The account value will increase or decrease based on the performance of the investment elections under the plan, as directed by the participants. Vesting of the benefit under the

DC ESRP occurs at a rate of 20% per anniversary year. All of the Named Executive Officers are 100% vested in their DC ESRP accounts. The benefits under the DC ESRP are payable in a lump sum or annual installments from two to fifteen years. In the event of a change-in-control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of compensation credits for purposes of the DC ESRP or any successor plan. See "Potential Payments Upon Termination of Employment" beginning on page 70 for further explanation of the change-in-control provision of the DC ESRP.

Non-Qualified Deferred Compensation
The following table details the contributions (both employee and Company), earnings on the total account, withdrawals/distributions and aggregate year-end balance for the Supplemental Savings Plan for 2014. This plan is more fully described below.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)
Gerard M. Anderson	106,827	66,115	357,781	2,714,408
Peter B. Oleksiak	17,331	13,200	11,396	238,258
Steven E. Kurmas	21,785	23,077	49,809	446,466
David E. Meador	48,738	36,554	75,782	1,153,835
Gerardo Norcia	29,192	22,950	39,655	394,913
 _______________________________

(1)	During 2014, all of the Named Executive Officers were participants in the Supplemental Savings Plan. These amounts represent the amounts deferred from base salary into the Supplemental Savings Plan.

(2)	These amounts are the Company matching contributions to the Supplemental Savings Plan for 2014 and are included in the "Summary Compensation Table" on page 62 as "All Other Compensation."

(3)
These earnings represent the total investment income earned in 2014 on the various investment alternatives that can be selected and directed by participants. The aggregate earnings are not reported as compensation in the Summary Compensation Table.

The Supplemental Savings Plan — A participant may contribute up to 100% (less applicable FICA taxes and other legally required or voluntary deductions) of eligible compensation to the Supplemental Savings Plan. The percentage a participant may contribute to the Supplemental Savings Plan is determined by the percentage that the participant elects to contribute to the 401(k) plan. A participant may direct his or her contributions and related company contributions to any investment option available under the 401(k) plan, other than the investment options available under the self-directed account feature of the 401(k) plan. As under the 401(k) plan, investment directions and exchanges may be made on a daily basis.
For Supplemental Savings Plan participants who also participate in the DTE Electric portion of the 401(k) plan (including all of the Named Executive Officers other than Mr. Kurmas), we contribute $1 to the participant’s Supplemental Savings Plan account for each $1 the participant contributes on the first 4% of eligible compensation. We contribute $0.50 for each $1 contributed on the next 4% of eligible compensation.
For participants in the MCN portion of the 401(k) plan, such as Mr. Kurmas, we make matching contributions dollar for dollar on the first 6% of eligible compensation.

For participants hired beginning in 2012 (2013 for non-regulated affiliate companies), the Company automatically contributes an amount equal to 4% of eligible compensation ("additional employer contributions") to the Supplemental Savings Plan.
 Additional employer contributions do not require the participant to make any contributions to the plan. No Named Executive Officer is eligible for the additional employer contribution.
Participants are 100% vested at all times in the value of their contributions and Company matching contributions.

We maintain bookkeeping accounts for participants in the Supplemental Savings Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred, and for Company matching contributions, on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related employer contributions have been invested. No actual

"contributions" are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the 401(k) plan. Participants designated as Section 16 insiders are restricted from transactions involving DTE Energy stock except during the four open window periods that occur each year after corporate earnings are announced.
If a participant retires from the Company, becomes totally and permanently disabled and entitled to benefits under a long-term disability plan sponsored by the Company, or terminates employment with the Company, the participant will be eligible to receive the full value of his or her Supplemental Savings Plan account, including all of his or her own contributions and all Company contributions, adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.
Distributions from the Supplemental Savings Plan will be paid in cash. Distributions will be made in accordance with the participant’s distribution election. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments from the participant’s pre-2005 account will be made no later than March 1 of the plan year following the year of termination. Subsequent annual installments will be made no later than March 1 of the installment period. In practice, lump sums, the first annual installment payment and subsequent annual installment payments are made in January. Lump sums and the first annual installment payments from the participant’s post-2004 account will be made as of January 1 of the plan year following the year of termination or next following the latest date to which the participant deferred the distribution under the terms of the plan; however, Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances. Subsequent annual installments will be made as of January 1 of the installment period.

Potential Payments Upon Termination of Employment

Other than the Change-In-Control Severance Agreements discussed below, we have not entered into any other severance agreements or other arrangements with the Named Executive Officers and do not maintain any other severance benefit programs for the Named Executive Officers.

Change-in-Control Benefits

We have entered into Change-In-Control Severance Agreements with certain executives, including the Named Executive Officers. The agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions.

For purposes of these agreements, a change-in-control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company's combined voting stock is held by holders of the voting stock of the Company immediately prior to the change-in-control transaction, (ii) a "person" becomes the beneficial owner of at least 20% of the Company's voting stock, (iii) a majority of the Company's Board members change within a period of two consecutive years, (iv) the Company's shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).

The Change-In-Control Severance Agreements provide for severance compensation in the event that the executive's employment is terminated (actually or constructively) within two years after a change-in-control of the Company. The severance compensation provided to an executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the executive's base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the executive's pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the executive's termination). The multiple for the Named Executive Officers is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Change-In-Control Severance Agreement. The additional amount for the Named Executive Officers is 100% of the executive's base salary plus annual bonus, assuming target performance goals for such year would be met. The Change-In-Control Severance Agreement does not provide any gross-up payments for the purposes of payment of excise taxes.

The Company's retiree health and life insurance plans separately provide that any non-represented employee who receives severance pay because of a change-in-control will be credited with additional years of service after age 45 for purposes of eligibility for retiree health and life insurance equal to individual's "benefit continuation period" under the applicable severance agreement or program. Under these provisions, the Named Executive Officers would be credited with an additional two years of service after age 45 for purposes of eligibility for retiree health and life insurance benefits.

The severance payment includes payment by the Company for outplacement services by a firm selected by the Named Executive Officer in an amount up to 15% of the Named Executive Officer's base pay.

In addition, the executive would receive an additional two years of age and service credits for purposes of the MSBP (if the executive is a participant in the MSBP, as are Messrs. Anderson, Oleksiak and Meador), or an additional two years of compensation credits for purposes of the ESRP, a cash payment representing health care and other welfare benefits for two years, and outplacement services. If the executive is subject to the Company's mandatory retirement policy (as are the Named Executive Officers), the benefits provided under a Change-In-Control Severance Agreements are subject to reduction depending on the executive's age at termination. Executives who have Change-In-Control Severance Agreements and are participants in the MSBP who meet certain age and service requirements at the time of their termination would receive an immediate distribution of their benefit under the MSBP.

In addition, the Long-Term Incentive Plan provides that all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) upon the occurrence of change-in-control event (i) or (iv) described above. Performance shares will be earned assuming target performance.

We have an irrevocable trust established to provide a source of funds to assist us in meeting our obligations under the Change-In-Control Severance Agreements and certain other director and executive compensation plans described previously. We may make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of the Company's general creditors.

The following table provides the estimated lump-sum or present values of the various change-in-control protections as if a qualifying termination had occurred on December 31, 2014.

Name	Severance Amount ($)(1)	Pro- Rated Bonus ($)(2)	Pension Enhance-ment ($)(3)	Accelerated LTIP Awards ($)(4)	Out-placement ($)(5)	Health & Welfare Benefits ($)(6)	Non- Compete ($)(7)	Total ($)
Gerard M. Anderson	5,250,000	—	1,877,478	16,657,801	187,500	89,500	2,625,000	26,687,279
Peter B. Oleksiak	1,496,000	308,000	522,598	1,416,587	66,000	89,500	748,000	4,646,685
Steven E. Kurmas	2,250,000	—	912,724	4,148,536	93,750	89,500	1,125,000	8,619,510
David E. Meador	2,310,000	—	838,842	4,302,929	99,000	89,500	1,155,000	8,795,271
Gerardo Norcia	2,047,500	438,750	455,078	3,672,063	87,750	89,500	1,023,750	7,804,391
 _______________________________

(1)
The severance amount equals two times each Named Executive Officer’s base salary and target bonus as of December 31, 2014, reduced by the target bonus payable under the terms of the Annual Incentive Plan ("AIP") because the executive has attained age 55 and completed 10 years of service. Messrs. Anderson, Kurmas and Meador each have attained age 55 and completed 10 years of service.

(2)
The pro-rated bonus is equal to the Named Executive Officer’s base salary as of December 31, 2014 multiplied by the 2014 plan year AIP target, less the AIP that would be paid under the AIP plan document because the executive is age 55 with 10 years of service. Messrs. Anderson, Kurmas and Meador each have attained age 55 and completed 10 years of service.

(3)
The pension enhancement represents the present value of the additional two years of age and service awarded under the MSBP formula or two additional years of compensation credits awarded under the ESRP formula per the Change-In-Control Severance Agreements.

(4)	This column reflects the acceleration of stock options, performance shares and restricted stock granted under the Company’s Long-Term Incentive Plan.

(5)	Outplacement benefits are capped at 15% of each Named Executive Officer’s base salary.

(6)
This column includes family coverage costs for medical, dental and vision benefits for a 24-month period. Also included are life insurance, long-term disability insurance, and accidental death and disability insurance for a 24-month period.

(7)	The consideration for the non-competition prohibition in the Change-In-Control Severance Agreement is 100% of each Named Executive Officer’s base salary and target bonus as of December 31, 2014.

2014 DIRECTOR COMPENSATION TABLE
The following table details the compensation earned in 2014 by each of the non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Lillian Bauder	125,083	105,000	5,494	235,577
David A. Brandon	107,000	105,000	158	212,158
W. Frank Fountain, Jr.	105,500	105,000	305	210,805
Charles G. McClure, Jr.	94,000	105,000	5,158	204,158
Gail J. McGovern	101,500	105,000	5,158	211,658
Mark A. Murray	95,500	105,000	5,103	205,603
James B. Nicholson	104,250	105,000	5,494	214,744
Charles W. Pryor, Jr.	108,500	105,000	5,305	218,805
Josue Robles, Jr.	113,500	105,000	305	218,805
Ruth G. Shaw	112,667	105,000	5,305	222,972
David A. Thomas	96,000	105,000	103	201,103
James H. Vandenberghe	114,500	105,000	5,158	224,658

(1)	The following table provides a detailed breakdown of the fees earned or paid in cash:

	Fees Earned or Paid in Cash
Name	Board Retainer ($)	Presiding Director/ Committee Chair Retainers ($)	Meeting Fees ($)	Total ($)
Lillian Bauder	70,000	22,083	33,000	125,083
David A. Brandon	70,000	10,000	27,000	107,000
W. Frank Fountain, Jr.	70,000	10,000	25,500	105,500
Charles G. McClure, Jr.	70,000	—	24,000	94,000
Gail J. McGovern	70,000	3,000	28,500	101,500
Mark A. Murray	70,000	—	25,500	95,500
James B. Nicholson	70,000	6,250	28,000	104,250
Charles W. Pryor, Jr.	70,000	10,000	28,500	108,500
Josue Robles, Jr.	70,000	20,000	23,500	113,500
Ruth G. Shaw	70,000	11,667	31,000	112,667
David A. Thomas	70,000	5,000	21,000	96,000
James H. Vandenberghe	70,000	10,000	34,500	114,500

Messrs. Brandon, Fountain and Nicholson elected to defer 100%, 100% and 50%, respectively, of the fees detailed above into the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Meeting fees include fees for any official Company business or special services that may be required by the Company, which are paid the equivalent of committee meeting fees per day.

(2)
These amounts represent the dollar amounts of compensation cost for 2014 in accordance with ASC Topic 718 and, as such, include costs recognized in the financial statements with respect to phantom shares and shares of restricted stock granted. Because the phantom shares are 100% vested (with a mandatory three-year deferral) on the grant date, the ASC Topic 718 expense equals the grant date fair value as of January 2, 2014. The grant date fair value of $65.26 was the closing price of the Company stock on January 2, 2014. For all of the non-employee directors, this amount is $105,000 in phantom shares of DTE Energy stock granted on January 2, 2014, subject to a three-year payment deferral. Based on the grant date fair value of $65.26, this grant equated to a grant of 1,610 phantom shares.

Outstanding equity awards as of December 31, 2014 are as follows:

Name	Phantom Shares in Equity Plan	Phantom Shares in Deferred Fee Plan	Restricted Stock	Unexercised Stock Options
Lillian Bauder	33,386	—	—	—
David A. Brandon	5,343	3,580	—	—
W. Frank Fountain, Jr.	15,378	11,723	—	—
Charles G. McClure, Jr.	3,384	—	1,000	—
Gail J. McGovern	22,146	—	—	—
Mark A. Murray	5,343	—	—	—
James B. Nicholson	3,384	1,816	1,000	—
Charles W. Pryor, Jr.	31,419	—	—	—
Josue Robles, Jr.	6,991	—	—	—
Ruth G. Shaw	5,343	—	—	—
David A. Thomas	1,652	—	1,000
James H. Vandenberghe	5,343	2,450	—	—

(3)
This amount is the total of the premiums paid for the group-term life insurance provided to the non-employee directors by the Company and all contributions made by the DTE Energy Foundation under the Company matching program.

2016 ANNUAL MEETING OF SHAREHOLDERS

Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable.

Shareholder Proposals and Nominations of Directors

For Inclusion In Proxy Statement.    Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2016 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5:00 p.m. Detroit time on November 24, 2015.
For Matters to be Brought at the Meeting.    If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the Proxy Statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received not less than 60 nor more than 90 calendar days prior to the date of the annual shareholder meeting.
Procedures for Submitting Proposals and Nominations.    Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1279, fax: 313-235-8871. Any such notice must include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•
the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•
a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.

In addition, our Bylaws require the following:

If a shareholder notice is nominating a person for election to the Board, the notice must also include:

•	a description of all arrangements or understandings pursuant to which the nomination is made;

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board; and

•	the signed consent of the nominee to serve as a director if elected.
If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest the shareholder or the beneficial owner, if any, on whose behalf the proposal is made, has in the matter.
A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.
Proxies solicited by the Company for the 2016 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES

We will pay the cost to solicit proxies.    Directors and officers of DTE Energy and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We paid approximately $20,000 plus out-of-pocket expenses to Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902 to help distribute proxy materials and solicit votes in that same manner.

IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone or on the Internet or fill in, date, sign and return the enclosed proxy card in the envelope provided. If you do so now, we will be saved the expense of follow-up notices.

Exhibit A
DTE ENERGY COMPANY
EXECUTIVE PERFORMANCE PLAN

ARTICLE 1.    Establishment, Objectives, and Duration
1.1    Establishment of the Plan. DTE Energy Company, a Michigan corporation (the "Company"), establishes this incentive compensation plan, known as the "DTE Energy Company Executive Performance Plan" (the "Plan"). The Board of Directors adopted the Plan on February 5, 2015, and the Committee approved initial awards for 2015 under the Plan on February 12, 2015. However, no awards made under the Plan may be paid in any form unless and until the Plan is approved by the shareholders of the Company on May 7, 2015 (the "Effective Date").
1.2    Plan Objectives. The primary objectives of the Plan are: (a) to attract, motivate, and retain talented individuals by providing competitive incentive compensation opportunities, (b) to provide an incentive to key Employees of the Company who have significant responsibility for the success and growth of the Company, and (c) to satisfy the requirements of Section 162(m) of the Internal Revenue Code.
1.3    Duration of the Plan. The Plan becomes effective on the Effective Date and will remain in effect indefinitely, subject to the right of the Committee to amend or terminate the Plan at any time as permitted by Article 9.
ARTICLE 2.    Definitions
Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they have the following meanings:
2.1    "Award" means an award described in Article 5.
2.2    "Award Pool" means, with respect to a Plan Year, 3% of DTE Energy Company Adjusted Net Income for the Plan Year.
2.3    "Board" or "Board of Directors" means the Board of Directors of the Company.
2.4    "Code" means the Internal Revenue Code of 1986 as amended from time to time.
2.5    "Committee" means the Organization and Compensation Committee of the Board.
2.6    "Company" means DTE Energy Company, a Michigan corporation, and any successor entity assuming the Company’s liabilities under the Plan under Article 11.
2.7    "Director" means any individual who is a member of the Board.
2.8    "DTE Energy Company Adjusted Net Income" means Net Income Attributable to DTE Energy Company as reported in the Consolidated Statements of Operations of the Company’s audited financial statements for the Plan Year, reduced (or increased, as applicable) by Net Income (Loss) Attributable to DTE Energy Company from the Energy Trading segment as reported in the "Segment and Related Information" footnote to the Company’s audited financial statements for the Plan Year.
2.9    "Effective Date" has meaning provided in Section 1.1.
2.10    "Employee" means any person who is expressly designated an employee by the Company or Subsidiary by whom he or she is employed, by the Company’s or Subsidiary’s reporting on the person’s remuneration for services on Form W-2. A person who is not expressly designated an employee is not an employee for purposes of this definition and the Plan, even if the Internal Revenue Service or a court has designated the person as an employee of the Company or of a Subsidiary under common law or statutory principles. Directors who are employed by the Company or by a Subsidiary are considered Employees under the Plan.
2.11    "Participant" means a key Employee who has been selected to receive an Award or who holds an outstanding Award.
2.12    "Performance-Based Exception" means the exception from the tax deductibility limitation under Code Section 162(m) provided by Code Section 162(m)(4)(C) for performance-based compensation.
2.13    "Plan" means the DTE Energy Company Executive Performance Plan, as set forth in this document and as it may be amended from time to time.

2.14     "Plan Year" means the Company’s fiscal year, which is the calendar year.
2.15    "Subsidiary" means any corporation, partnership, joint venture, or other entity in which the Company, another entity qualifying as a Subsidiary, or a combination of any of them has an ownership interest of more than 50%.
ARTICLE 3.    Administration
3.1    General. The Committee will administer the Plan. The Committee will consist exclusively of two or more nonemployee Directors who qualify as outside directors within the meaning of Code Section 162(m) and the related Treasury Regulations. The Board will appoint the members of the Committee, and the Committee members will serve at the discretion of the Board. The Committee has the authority to delegate Plan administrative duties to officers or Directors of the Company. However, the Committee may not delegate its authority with respect to:
(a)    non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and
(b)    certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.
3.2    Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Plan, the Committee has full discretionary power to:
(a)    select key Employees who will participate in the Plan;
(b)    determine the sizes and types of Award and the terms and conditions of Awards in a manner consistent with the Plan;
(c)    construe and interpret the Plan and any Award, document, or instrument issued under the Plan;
(d)    establish, amend, or waive rules and regulations for the Plan’s administration;
(e)    amend the terms and conditions of any outstanding Award, subject to Article 9 and any other applicable term of the Plan; and
(f)    make all other determinations that may be necessary or advisable for the administration of the Plan.
3.3    Decisions Binding. All determinations and decisions made by the Committee under the Plan and all related orders and resolutions of the Committee are final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.
3.4    Performance-Based Awards. Unless the Committee specifically indicates otherwise in an Award, all Awards made under the Plan are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to qualify for the Performance-Based Exception, the Committee will reflect its intent in the Award and in the Committee’s records in the manner the Committee determines to be appropriate.
ARTICLE 4.    Eligibility and Participation
4.1    Eligibility. All Employees who are determined by the Committee to be key Employees are eligible to participate in the Plan.
4.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible key Employees those to whom Awards will be granted. The Committee will determine the nature and amount of each Award made to key Employees selected by the Committee.
ARTICLE 5.    Covered Employee Annual Incentive Award
5.1    Grant of Awards. All Awards under the Plan will be granted on terms approved by the Committee. However, no Award may be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award will relate to a designated Plan Year.
5.2    Award Pool Limitation. The sum of the Awards for a single Plan Year cannot exceed 100% of the amount in the Award Pool for that Plan Year.
5.3    Individual Maximum Awards. For any given Plan Year, no one Participant is permitted to receive an Award of more than 50% of the Award Pool.

5.4    Limitations on Committee Discretion. The Committee may reduce, but may not increase, any of the following:
(a)    The maximum Award for any Participant; and
(b)    The size of the Award Pool.
5.5    Payment. Payment of Awards is subject to the following:
(a)    Unless otherwise determined by the Committee in its sole discretion, a Participant has no right to receive a payment under an Award for a Plan Year unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Year.
(b)    As soon as possible after the determination of the Award Pool for a Plan Year, the Committee will calculate each Participant’s allocated portion of the Award Pool based on the percentage awarded to the Participant at the beginning of the Plan Year. The Committee will then determine each Participant’s Award based on the Participant’s allocated portion of the Award Pool and any downward adjustment made in the Committee’s sole discretion. In no event may the portion of the Award Pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant’s allocated portion. The Committee retains full discretion to adjust all Awards downward, but may not increase any Awards over a Participant’s allocated portion of the Award Pool.
(c)    Awards will be paid in cash, in shares of Company stock, or in a combination of cash and shares of Company stock, in the Committee’s discretion, no later than March 15th of the calendar year following the calendar year for which the Award is made. All shares of Company stock used to pay Awards must be granted under, and made subject to the terms of, the DTE Energy Company Long-Term Incentive Plan.
(d)    Each Award will be paid on a date prescribed by the Committee, unless the Participant has elected to defer payment in accordance with applicable rules and procedures established by the Committee.
ARTICLE 6.    Beneficiary Designation
Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of the benefit. Each beneficiary designation:
(a)    revokes all prior designations by the same Participant with respect to the benefit;
(b)    must be in a form prescribed by the Company; and
(c)    will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.
If a Participant has not properly filed a beneficiary designation with the Company, any benefits remaining unpaid under the Plan at the Participant’s death will be paid to the Participant’s estate.
ARTICLE 7.    Deferrals
The Committee may permit or require a Participant to defer the Participant’s receipt of the payment of cash that would otherwise be due to the Participant in connection with any Awards. If any deferral election is required or permitted, the Committee will establish rules and procedures for the deferrals that satisfy the requirements of Code Section 409A.
ARTICLE 8.    No Right to Employment or Participation
8.1    Employment. The existence of the Plan, or any Employee’s participation in the Plan, does not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time. Participation in the Plan does not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary.
8.2    Participation. No Employee has the right to be selected to receive an Award or, having been selected to receive an Award in one Plan Year, to be selected to receive an Award in any future Plan Year.
ARTICLE 9.    Amendment, Modification, and Termination
9.1    Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part. However, unless the Committee specifically specifies otherwise at the time it amends the Plan, any amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if the amendment is not approved by the stockholders of the Company will not be effective unless and until the Company’s stockholders approve of the amendment.
9.2    Awards Previously Granted. No termination, amendment, or modification of the Plan can cause any previously granted Awards to be forfeited. After the termination of the Plan, any previously granted Award remains in effect and continues to be governed by the terms of the Plan and the Award. This Section 9.2 supersedes any conflicting provision in the Plan.
ARTICLE 10.    Withholding    The Company and its Subsidiaries have the power and the right to deduct or withhold, or to require a Participant to pay to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, or local tax withholding requirements.
ARTICLE 11.    Successors    All obligations of the Company under the Plan with respect to Awards granted under the Plan are binding on any successor to the Company as the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and assets of the Company.
ARTICLE 12.    Additional Provisions
12.1    Gender and Number. Any masculine term used in the Plan also includes the feminine version of the term and any feminine term used in the Plan also includes the masculine version of the term. Except where specifically indicated otherwise by the context, any plural term used in the Plan also includes the singular version of the term, and any singular term used in the Plan also includes the plural version of the term.
12.2    Severability. If any provision of the Plan is found by a court of competent jurisdiction to be illegal or invalid for any reason, the illegality or invalidity of the provision will not affect the remaining provisions of the Plan. The Plan will be construed as if the illegal or invalid provision had been replaced with a legal or valid provision that, in the sole discretion of the Committee, modifies the illegal or invalid provision to the minimum extent necessary to make the provision legal and valid and to accomplish the original commercial objectives of the Company in establishing the Plan.
12.3    Requirements of Law. The granting of Awards under the Plan is subject to all applicable laws, rules, and regulations, and to approvals by any governmental agencies as may be required.
12.4    Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the state of Michigan (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.
12.5    Code Section 409A. Although the Company does not guarantee to the Participants any particular tax treatment relating to Awards under the Plan, it is intended that Awards will be exempt from Section 409A of Code and the related Treasury Regulations and Internal Revenue Service guidance (collectively, "Code Section 409A"). The Plan will be interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. However, the Company will not be liable in any event for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

DTE ENERGY COMPANY
2015 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder(s):
The Annual Meeting of Shareholders of DTE Energy Company will be held at the The Ritz-Carlton, Washington, D.C., 1150 22nd Street, N.W., Washington, D.C. 20037 on Thursday, May 7, 2015 at 8:00 a.m. (EDT).
All shareholders must pre-register in order to attend DTE Energy Company’s Annual Meeting of Shareholders. Please contact DTE Energy Shareholder Services by e-mail at shareowner@dteenergy.com or by telephone at (313) 235-4200 and provide your name, address, telephone number and your request to attend. DTE Energy will respond to all pre-registration requests and will maintain a list of verified shareholders at the admission desk for the meeting. In addition to ownership confirmation, you must also present government-issued photo identification showing your name, address and signature for admission. No guests will be permitted.
Annual meeting pre-registration requests must be received by the end of business on Thursday, April 30, 2015. Seating is limited and admission is on a first-come basis.
Lisa A. Muschong
Corporate Secretary
proxy

DTE ENERGY COMPANY PROXY CARD AND VOTING INSTRUCTION FORM
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
By signing on the other side, I (we) appoint Bruce D. Peterson, Lisa A. Muschong and David E. Meador, any or all of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Thursday, May 7, 2015, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1, 2, 3 and 4, and AGAINST Proposals 5, 6, 7 and 8. Your telephone or Internet vote authorizes the named proxies to vote your shares as directed. Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you (except that your broker can vote your shares on Proposal 2 without your instruction). If you are a registered shareholder, you can also vote your shares at the meeting.
For participants in one of the DTE Energy Company Savings Plans, by signing on the other side, you hereby direct JPMorgan Chase Bank, as Trustee, to vote all shares of Common Stock of DTE Energy Company represented by your proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 7, 2015, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
The Trustee is directed to vote as specified on the reverse. If you sign and return this form, but do not otherwise specify, the Trustee will vote FOR Proposals 1, 2, 3 and 4, and AGAINST Proposals 5, 6, 7 and 8. Only the Trustee can vote your shares. Your shares cannot be voted in person.
For participants in the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and in the DTE Energy Plan portion of the DTE Energy Company Savings and Stock Ownership Plan: The Trustee only votes shares for which the Trustee has received your vote by telephone or Internet, or has received a signed voting instruction form.
For participants in the DTE Gas Company Investment and Stock Ownership Plan and in the Citizens Gas Plan and MCN Plan portions of the DTE Energy Company Savings and Stock Ownership Plan: Shares with respect to which the Trustee does not receive voting instructions will be voted by the Trustee in the same proportion as shares for which the Trustee receives voting instructions.
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your Internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE www.proxypush.com/dte	( PHONE 1-866-883-3382	* MAIL
Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 6, 2015.*	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 6, 2015.*	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Mailed copies must be received by 11:59 p.m.. (EDT) on May 6, 2015.

*For DTE Energy Savings Plan participants - Internet and telephone voting are available through 11:59 p.m. (EDT) on May 4, 2015.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.
IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4 and
AGAINST Proposals 5, 6, 7 and 8.

1. Election of directors:	01 Gerard M. Anderson	07 James B. Nicholson	☐ Vote FOR all nominees	☐ Vote WITHHELD
Nominees for Terms	02 David A. Brandon	08 Charles W. Pryor, Jr.	all nominees	from all nominees
Ending in 2016	03 W. Frank Fountain	09 Josue Robles, Jr.	(except as marked)
	04 Charles G. McClure, Jr.	10 Ruth G. Shaw
	05 Gail J. McGovern	11 David A. Thomas
	06 Mark A. Murray	12 James H. Vandenberghe
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP	☐	For	☐	Against	☐	Abstain
3.	Advisory Vote to Approve Executive Compensation	☐	For	☐	Against	☐	Abstain
4.	Management Proposal to Approve a new Executive Performance Plan	☐	For	☐	Against	☐	Abstain
5.	Shareholder Proposal Relating to Political Contributions Disclosure	☐	For	☐	Against	☐	Abstain
6.	Shareholder Proposal Relating to Proxy Access	☐	For	☐	Against	☐	Abstain
7.	Shareholder Proposal Relating to Distributed Generation	☐	For	☐	Against	☐	Abstain
8.	Shareholder Proposal Relating to an Independent Board Chairman	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE
BOARD RECOMMENDS.

Date _______________________________

Signature(s) in Box:
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.